Exhibit 10.5

OFFICE LEASE

This Office Lease (this “Lease”), dated as of the date set forth in Section 1.1, is made by and between VII Pac Shores Investors, L.L.C., a Delaware limited liability company (“Landlord”), and ROCKET FUEL INC., a Delaware corporation (“Tenant”). The following exhibits are incorporated herein and made a part hereof: Exhibits A-1, A-2 and A-3 (Outlines of Suites 100, 300 and 400); Exhibit B (Work Letter); Exhibit B-1 (Proposed Initial Alterations); Exhibit C (Form of Confirmation Letter); Exhibit D (Rules and Regulations); Exhibit E (Judicial Reference); Exhibit F (Additional Provisions); Exhibit F-1 (Form of Letter of Credit); Exhibit F-2 (Outline of Potential Offering Space); Exhibits G, G-1 and G-2 (Notice to Tenants and Transferees of Current or Future Uses of Adjacent Port Property); Exhibit H (Notice to Pacific Shores Tenants, Lessees, Successors, Assigns And Transferees Regarding Current or Future Uses of Adjacent RMC Lonestar and Port of Redwood City Property); and Exhibit I (Certain HVAC Repairs).

1                                         BASIC LEASE INFORMATION

1.1	Date:		August 7, 2013

1.2	Premises.

	1.2.1	“Building”:	1900 Seaport Boulevard, Redwood City, CA 94063, commonly known as Pacific Shores Center — Building Number 3.

	1.2.2	“Premises”:

Subject to Section 2.1.1. 105,775 rentable square feet of space consisting of (i) 34,966 rentable square feet of space located on the 1st floor of the Building and commonly known as Suite 100, the outline and location of which is set forth in Exhibit A-1; (ii) 35,405 rentable square feet of space located on the 3rd floor of the Building and commonly known as Suite 300, the outline and location of which is set forth in Exhibit A-2; and (iii) the 35,405 rentable square feet of space located on the 4th floor of the Building and commonly known as Suite 400, the outline and location of which is set forth in Exhibit A-3. If the Premises include any floor in its entirety, all corridors and restroom facilities located on such floor shall be considered part of the Premises. In addition, if the Premises comprise 100% of the rentable square footage of the Building, then the portion of the Building located on the first (1st) floor of the Building and designated on Exhibit A-1 as “Common Area” shall be considered part of the Premises.

	1.2.3	“Property”:

The Building, the parcel(s) of land upon which it is located, and, at Landlord’s discretion, any parking facilities and other improvements serving the Building and the parcel(s) of land upon which such parking facilities and other improvements are located.

	1.2.4	“Project”:

The Property or, at Landlord’s discretion, any project containing the Property and any other land, buildings or other improvements (including, without limitation, that land, those buildings and those improvements located at 1100, 1200, 1300, 1400, 1500, 1600, l700, 1800, 1900, 2000 and 2100 Seaport Boulevard, Redwood City, CA 94063).

1.3	Term

	1.3.1	Term:	The term of this Lease (the “Term”) shall commence on the Commencement Date and end on the Expiration Date (or any earlier date on which this Lease is terminated as provided herein).

	1.3.2	“Commencement Date”:

The earlier of (i) the first date on which Tenant conducts business in the Premises, or (ii) the Outside Date (defined below). As used herein, “Outside Date” means January 1, 2014; provided, however, that (a) if Landlord fails to cause the Delivery Date (defined below) to occur by the Required Delivery Date (defined below), then, as Tenant’s sole remedy for such failure, the Outside Date shall be postponed by one (1) day for each day by which the Delivery Date follows the Required Delivery Date, and (b) the Outside Date shall be subject to Section 2.5 of Exhibit B. As used herein, “Delivery Date” means the date on which Landlord tenders possession of the Premises to Tenant free from occupancy by any party. As used herein, “Required Delivery Date” means the date occurring one (1) business day after the mutual execution and delivery hereof. During the period beginning on the Delivery Date and ending on the date immediately preceding the Commencement Date, all provisions of this Lease shall apply (and, without limiting the foregoing, Tenant shall have access to the Premises and the right to perform Alterations (defined in Section 7.2) in accordance with the terms hereof) as if the Commencement Date had occurred; provided, however, that (a) during such period Tenant shall not be required to pay Monthly Rent (defined in Section 3); and (b) during the period beginning on the Delivery Date and ending on the earlier of (i) the date immediately preceding the Commencement Date, or (ii) August 31, 2013. Tenant shall not be required to pay for electricity consumed in the Premises.

	1.3.3	“Expiration Date”:	The last day of the 72nd full calendar month commencing on or after the Commencement Date.

1.4	“Base Rent”:

Period During Term	Monthly Base Rent Per Rentable Square Foot (rounded to the nearest 100th of a dollar)	Monthly Installment of Base Rent
Commencement Date through last day of 12th full calendar month of Term	$3.25	$343,769.69

13th through 24th full calendar months of Term	$3.35	$354,082.78

25th through 36th full calendar months of Term	$3.45	$364,705.26

37th through 48th full calendar months of Term	$3.55	$375,646.42

49th through 60th full calendar months of Term	$3.66	$386,915.81

61st full calendar month of Term through Expiration Date	$3.77	$598,523.29

Notwithstanding the foregoing, Tenant shall be entitled to an abatement of Base Rent, in the amount of $343,769.69 per month, for the first 10 full calendar months of the Term.

1.5	“Additional Fees”:

Collectively, the Management Fee (defined below) and the Athletic Facility Fee (defined below). The term “Management Fee” shall mean a monthly fee equal to 3% of the monthly installment of Base Rent payable hereunder for such month (as determined without taking into consideration any abatement of Base Rent for such month). The term “Athletic Facility Fee” shall mean a monthly fee equal to Tenant’s Share (defined below) of the product of (A) a fraction (the numerator of which is the Building Rentable Square Footage (defined below) and the denominator of which is 1,672,073 rentable square feet) multiplied by (B) the product of (i) the monthly Base Rent per rentable square foot payable hereunder for such month (as determined without taking into consideration any abatement of Base Rent for such month) multiplied by (ii) 38,000 rentable square feet.

1.6	“Tenant’s Share”:

74.9223% (representing the percentage obtained by dividing the rentable square footage of the Premises by 141,180 rentable square feet (i.e., the total rentable square footage of the Building (the “Building Rentable Square Footage”)).

1.7	“Permitted Use”:

General office use or any other use that: (a) is limited to research and development; (b) is legally permitted; (c) is not a retail use; (d) does not generate (i) foot traffic exceeding that normally associated with general office use, (ii) any noise or odor detectable outside the Premises that is not normally associated with general office use, (iii) any burden on any Building system exceeding that normally associated with general office use, or (iv) any risk to the Building or to the safety or health of its occupants that is not normally associated with general office use; (e) does not adversely affect Landlord’s or Tenant’s insurance coverage; (f) does not include a wet lab; (g) does not involve the introduction, use, Storage or disposal of any type or quantity of hazardous material not customarily associated with general office use; and (h) in all other respects is consistent with a first-class office/R&D building.

1.8.	“Security Deposit”:	$0.00.

	Prepaid Base Rent:	$343,769.69, as more particularly described in Section 3.

	Prepaid Additional Rent:	$142,796.64, as more particularly described in Section 3.

1.9	Parking:

The Applicable Number (defined below) of unreserved parking spaces, at the rate of $0.00 per space per month. As used in this Section 1.9, “Applicable Number” means, at any time, the lowest whole number that equals or exceeds the number obtained by multiplying (a) the quotient obtained by dividing (i) three (3) by (ii) 1,000 rentable square feet, by (b) the rentable square footage of the Premises.

Zero (0) reserved parking space(s), at the rate of $N/A per space per month.

1.10	Address of Tenant:	Before the Commencement Date:

Rocket Fuel Inc.
350 Marine Parkway
Redwood City, CA 94065

From and after the Commencement Date: the Premises.

1.11	Address of Landlord:	Equity Office 2655 Campus Drive, Suite 100 San Mateo, California 94403 Attn: Building manager with copies to:

Equity Office 2655 Campus Drive, Suite 100 San Mateo, California 94403 Attn: Managing Counsel

and

Equity Office Two North Riverside Plaza Suite 2100 Chicago, IL 60606 Attn: Lease Administration

1.12	Broker(s):

Cornish & Carey Commercial, a California corporation (“Tenant’s Broker”), representing Tenant, and Cassidy Turley Northern California, Inc., a California corporation (“Landlord’s Broker”), representing Landlord.

1.13	Building HVAC Hours and Holidays:

“Building HVAC Hours” means 7:00 a.m. to 6:00 p.m., Monday through Friday, excluding the day of observation of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and, at Landlord’s discretion, any other locally or nationally recognized holiday that is observed by other buildings comparable to and in the vicinity of the Building (collectively, “Holidays”).

1.14	“Transfer Radius”:	None.

1.15	“Initial Alterations”:	Defined in Exhibit B.

1.16	“Guarantor”:	None.

1.17	Letter of Credit:

Concurrently with its execution and delivery of this Lease, Tenant shall deliver to Landlord a letter of credit in the amount of One Million Six Hundred Thousand Dollars ($1,600,000.00) as more particularly described in Section 3 of Exhibit F.

2                                       PREMISES AND COMMON AREAS.

2.1                               The Premises.

2.1.1                     Subject to the terms hereof, Landlord hereby leases the Premises in Tenant and Tenant hereby leases the Premises from Landlord. Landlord and Tenant acknowledge that the rentable square footage of the Premises is as set forth in Section 1.2.2 and the rentable square footage of the Building is as set forth in Section 1.6. At any time Landlord may deliver to Tenant a notice substantially in the form of Exhibit C, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by notice to Landlord, reasonably object to) such notice within 10 days after receiving it, and if Tenant fails to do so, Tenant shall be deemed to have executed and returned it without exception.

2.1.2                     Except as expressly provided herein (including Sections 6.3 and 7), the Premises are accepted by Tenant in their configuration and condition existing on the date hereof, without any obligation of Landlord to perform or pay for any alterations to the Premises, and without any representation or warranty regarding the configuration or condition of the Premises, the Building or the Project or their suitability for Tenant’s business. Landlord shall deliver the Premises to Tenant with the floors cleared of trash and swept and free from occupancy by any party.

2.2                               Common Areas. Tenant may use, in common with Landlord and third parties and subject to the Rules and Regulations (defined in Exhibit D), the access roads, driveways and parking areas that are located on the Property and serve the Premises on the date hereof, together with any other portions of the

Property that are designated from time to time by Landlord for such use (the “Common Areas”). During any period in which the Premises comprise 100% of the rentable square footage of the Building, Landlord shall not designate any portion of the Building for common use by Tenant and third parties.

3                 RENT. Tenant shall pay all Base Rent and Additional Rent (defined below) (collectively, “Rent”) to Landlord or Landlord’s agent, without prior notice or demand or any setoff or deduction, at the place Landlord may designate from time to time, in money of the United States of America that, at the time of payment, is legal tender for the payment of all obligations. As used herein, “Additional Rent” means all amounts, other than Base Rent, that Tenant is required to pay Landlord hereunder. Monthly payments of Base Rent and monthly payments of Additional Rent for Expenses (defined in Section 4.2.2). Taxes (defined in Section 4.2.3) and Additional Fees (collectively, “Monthly Rent”) shall be paid in advance on or before the first day of each calendar month during the Term; provided, however, that the installment of Base Rent for the first full calendar month for which such Base Rent is payable hereunder and the installment of Additional Rent for Expenses and Taxes and Additional Fees for the first full calendar month for which such Additional Rent is payable hereunder shall be paid upon Tenant’s execution and delivery hereof, Except as otherwise provided herein, all other items of Additional Rent shall be paid within 30 days after Landlord’s request for payment. Rent for any partial calendar month shall be prorated based on the actual number of days in such month. Without limiting Landlord’s other rights or remedies, (a) if any installment of Rent is not received by Landlord or its designee within five (5) business days after its due date. Tenant shall pay Landlord a late charge equal to 5% of the overdue amount (provided, however, that such late charge shall not apply to any such delinquency unless either (i) such delinquency is not cured within five (5) business days after notice from Landlord, or (ii) Tenant previously received notice from Landlord of a delinquency that occurred earlier in the same calendar year); and (b) any Rent that is not paid within 10 days after its due date shall hear interest, from its due date until paid, at the lesser of 12% per annum or the highest rate permitted by Law (defined in Section 5). Tenant’s covenant to pay Rent is independent of every other covenant herein.

4                                         EXPENSES AND TAXES.

4.1                               General Terms. In addition to Base Rent, Tenant shall pay, in accordance with Section 4.4, for each Expense Year (defined in Section 4.2.1), an amount equal to the sum of (a) Tenant’s Share of Expenses for such Expense Year, plus (b) Tenant’s Share of Taxes for such Expense Year. Tenant’s Share of Expenses and Tenant’s Share of Taxes for any partial Expanse Year shall be prorated based on the number of days in such Expense Year.

4.2                               Definitions. As used herein, the following terms have the following meaning:

4.2.1                     “Expense Year” means each calendar year in which any portion of the Term occurs.

4.2.2                     “Expenses” means fill expenses, costs and amounts that Landlord pays or incurs during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Property. Landlord shall act in a reasonable manner in incurring Expenses. Expenses shall include (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining and renovating the utility, telephone, mechanical, sanitary, storm-drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, the cost of contesting any Laws that may affect Expenses, and the costs of complying with any transportation-management program required under any Law; (iii) the cost of all commercially reasonable insurance premiums and deductibles; (iv) the cost of landscaping and relamping; (v) the cost of parking-area operation, repair, restoration, and maintenance; (vi) fees and costs, including consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Property; (vii) payments under any equipment-rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation, expenses and benefits, including taxes levied thereon, of all persons to the extent engaged in the operation, maintenance and security of the Property, and costs of training, uniforms, and employee enrichment for such persons; (ix) the costs of operation, repair, maintenance and replacement of all systems and equipment (and components thereof) of the Property; (x) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling files and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xi) rental or acquisition costs of supplies, tools, equipment, materials and personal property used in the maintenance, operation and repair of the Property; (xii) the cost of capital improvements or any other items that are (A) intended to effect economics in the operation or maintenance of the Property, reduce current or future Expenses, enhance the safety or security of the Property or its occupants, or enhance the environmental sustainability of the Property’s operations, (B) replacements or modifications of the nonstructural portions of the Base Building (defined in Section 7) or Common Areas that are required to keep the Base Building or Common Areas in good condition, or (C) required under any Law; (xiii) the cost of tenant-relation programs reasonably established by Landlord; and (xiv) payments or costs under any existing or future reciprocal easement agreement, transportation management agreement, landscape maintenance agreement, cost-sharing agreement or other covenant, condition, restriction or similar instrument affecting the Property (including any such agreement relating to the Athletic Facility).

Notwithstanding the foregoing, Expenses shall not include;

(a) capital expenditures not described in clauses (xi) or (xii) above (in addition, any capital expenditure shall be amortized (including actual or imputed interest on the amortized cost) over the useful life of the item purchased through such capital expenditure, as reasonably determined by Landlord in accordance with generally accepted accounting principles, consistently applied);

(b) depreciation;

(c) payments of mortgage or other non-operating debts of Landlord;

(d) costs of repairs to the extent Landlord is reimbursed by insurance or condemnation proceeds;

(e) except as provided in clause (xiii) above, costs of leasing space in the Project, including brokerage commissions, lease concessions, rental abatements and construction allowances granted to specific tenants, and costs of constructing (as distinguished from repairing) tenant improvements for specific tenants;

(f) costs of selling, financing or refinancing the Building;

(g) fines, penalties or interest resulting from late payment of Taxes or Expenses;

(h) organizational expenses of creating or operating the entity that constitutes Landlord;

(i) damages paid to Tenant hereunder or to other tenants of the Building under their respective leases;

(j) that portion of any management fee paid to a manager of the Building which is based upon a percentage of the revenues or income generated from the Building (as distinguished from any expenses of such manager which are reimbursed by Landlord);

(k) reserves;

(l) costs of cleaning up Hazardous Materials (defined below), except for routine cleanup performed as part of the ordinary operation and maintenance of the Property, and costs resulting from the presence of Hazardous Materials at the Property in amounts or conditions that violate applicable Laws (as used herein. “Hazardous Materials” means any material now or hereafter defined or regulated by any Law or governmental authority as radioactive, toxic, hazardous, or waste, or a chemical known to the state of California to cause cancer or reproductive toxicity, including (1) petroleum and any of its constituents or byproducts, (2) radioactive materials, (3) asbestos in any form or condition, and (4) materials regulated by any of the following, as amended from time to time, and any rules promulgated thereunder: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§2601, et seq.; the Clean Water Act, 33 U.S.C. §§1251 et seq.; the Clean Air Act, 42 U.S.C. §§7401 et seq.; The California Health and Safety Code; The California Water Code; The California Labor Code; The California Public Resources Code; and The California Fish and Game Code.);

(m) insurance deductibles other than (a) earthquake insurance deductibles up to the amount (the “Annual Limit”) of 0.5% of the total insurable value of the Property per occurrence (provided, however, that, notwithstanding any contrary provision hereof, if, for any occurrence, the earthquake insurance deductible exceeds the Annual Limit, then, after such deductible is included (up to the Annual Limit) in Expenses for the applicable Expense Year, such excess may be included (up to the Annual Limit) in Expenses for the immediately succeeding Expense Year, and any portion of such excess that is not so included in Expenses for such immediately succeeding Expense Year may be included (up to the Annual Limit) in Expenses for the next succeeding Expense Year, and so on with respect to each succeeding Expense Year; provided further, however, that in no event shall the portions of such deductible that are included in Expenses for any one or more Expense Years exceed, in the aggregate, 5.0% of the total insurable value of the Property), and (b) any other insurance deductibles up to $50,000.00 per occurrence;

(n) any cost of repairing damage resulting from a Casualty (defined in Section 11), other than (i) any insurance deductible (subject to clause (m) above), and (ii) if such damage is not covered by Landlord’s insurance (as determined without regard to any deductible), any portion of such cost that does not exceed the maximum amount of the insurance deductible for such damage that would not have been excluded from Expenses under clause (m) above if such damage had been covered by earthquake or terrorism insurance or any other type of insurance generally maintained by owners of Comparable

Buildings;

(o) costs of services of benefits made available to other tenants of the Building but not to Tenant;

(p) any cost of repairing damage resulting from a Taking (defined in Section 13);

(q) co-insurance payments;

(r) fines or penalties resulting from any violations of Law, negligence or willful misconduct of Landlord or its employees, agents or contractors.

(s) amounts (other than management fees) paid to Landlord’s affiliates for services, but only to the extent such amounts exceed the prices charged for such services by unaffiliated third parties having similar skill and experience;

(t) any expense for which Landlord has received actual reimbursement (other than from a tenant of the Building pursuant to its lease);

(u) costs of curing defects in design or original construction of the property;

(v) any management fee exceeding the Management Fee (it being agreed that, as used herein, “management fee” does not include any costs — such as salaries, hourly labor costs, and telephone bills — that would customarily be reimbursed to the manager under a third-party management agreement); or

(w) costs of complying with any transportation-management program not existing on the date of mutual execution and delivery hereof, except to the extent such program is required by Law (but excluding any Law imposed as a result of any new construction, change in use, or similar voluntary act by Landlord or any tenant of Landlord at the Project occurring after the date of mutual execution and delivery hereof).

If, during any portion of any Expense Year, the Building is not 100% occupied (or a service provided by Landlord to Tenant is not provided by Landlord to a tenant that provides such service itself, or any tenant of the Building is entitled to free rent, rent abatement or this like), Expenses for such Expense Year shall be determined as if the Building had been 100% occupied (and all services provided by Landlord to Tenant had been provided by Landlord to all tenants, and no tenant of the Building had been entitled to free rent, rent abatement or the like) during such portion of such Expense Year.

4.2.3                     “Taxes” means all federal, state, county or local governmental or municipal taxes, fees, charges, assessments, levies, licenses or other impositions, whether general, special, ordinary or extraordinary, that are paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing or operation of the Property, including, without limitation, those imposed by any improvement district or any community facilities district (including with respect to a district established for purposes of constructing the Seaport Boulevard improvements and other improvements as required in the development agreement related to the Project or by the City of Redwood City). Taxes shall include (a) real estate taxes; (b) general and special assessments; (c) transit taxes; (d) leasehold taxes; (e) personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems, appurtenances, furniture and other personal property used in connection with the Property; (f) any tax on the rent, right to rent or other income from any portion of the Property or as against the business of leasing any portion of the Property; and (g) any assessment, tax, fee, levy or charge imposed by any governmental agency, or by any non-governmental entity pursuant to any private cost-sharing agreement, in order to fund the provision or enhancement of any fire-protection, street-, sidewalk- or road-maintenance, refuse-removal or other service that is (or, before the enactment of Proposition 13, was) normally provided by governmental agencies to property owners or occupants without charge (other than through real property taxes). Any costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Taxes shall be included in Taxes for the year in which they are incurred. Notwithstanding any contrary provision hereof, Taxes shall be determined without regard to any “green building” credit and shall exclude (i) all excess profits taxes, franchise taxes, gift taxes, transfer taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent (x) applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the property), or (y) measured solely by the square footage, rent, fees, services, tenant allowances or similar amounts, rights or obligations described or provided in or under any particular lease, license or similar agreement or transaction at the Building; (ii) any Expenses, and (iii) any items required to be paid or reimbursed by Tenant under Section 4.5. Notwithstanding the foregoing, if Landlord receives a “green building” credit against Taxes for any Expense Year as a result, in whole or in part, of Landlord’s incurrence of any amount(s) included in Expenses for any Expense Year(s) (collectively, the “Tenant-Paid Cost”), then, to the extent such credit is fairly attributable to the Tenant-Paid Cost, Taxes for such Expense Year shall be reduced by the lesser of (x) the amount of such credit, or (y) the Tenant-Paid Cost. If any assessment included in Taxes can be paid by Landlord in installments, such assessment shall not be included in Taxes in any calendar year in an amount exceeding that which would be included in Taxes in such calendar year if such assessment were paid in the maximum number of installments permitted by Law.

4.3                       Allocation. Landlord, in its reasonable discretion, may equitably allocate Expenses among office, retail or other portions or occupants of the Property. If Landlord incurs Expenses or Taxes for the Property together with another property, Landlord, in its reasonable discretion, shall equitably allocate such shared amounts between the Property and such other property.

4.4                        Calculation and Payment of Expenses and Taxes.

4.4.1                    Statement of Actual Expenses and Taxes; Payment by Tenant. Landlord shall give to Tenant, after the end of each Expense Year, a statement (the “Statement”) setting forth the actual Expenses and Taxes for such Expense Year. If the amount paid by Tenant for such Expense Year pursuant to Section 4.4.2 is less or more than the sum of Tenant’s Share of the actual Expenses plus Tenant’s Share of the actual Taxes (as such amounts are set forth in such Statement), Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent then or next due hereunder, provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant  shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after delivery of such Statement. Landlord shall use reasonable efforts to deliver the Statement on or before June 30 of the calendar year immediately following the Expense Year to which it applies. Any failure of Landlord to timely deliver the Statement for any Expense Year shall not diminish either party’s rights under this Section 4. Notwithstanding the foregoing, if (a) Landlord fails to furnish a Statement on or before October 31 of the calendar year following the Expense Year to which such Statement applies, (b) Tenant, after October 31 of such calendar year, provides Landlord with notice of such failure (which notice shall expressly include the text of this sentence), and (c) Landlord fails to furnish such Statement by the later of (i) December 31 of such calendar year, or (ii) the date occurring 30 days after Landlord’s receipt of such notice from Tenant, then Tenant shall not be required to pay Landlord any underpayment for such Expense Year, except as provided in Section 4.4.3. Except as provided in Section 4.4.3 and 4.6, the Statement shall be deemed to be final and binding upon both Landlord and Tenant.

4.4.2                    Statement of Estimated Expenses and Taxes. Landlord shall give to Tenant, for each Expense year, a statement (the “Estimate Statement”) setting forth Landlord’s reasonable estimates of the Expenses (the “Estimated Expenses”) and Taxes (the “Estimated Taxes”) for such Expense Year. Upon receiving an Estimate Statement, Tenant shall pay, with its next installment of Base Rent coming due at least 30 days after such receipt, an amount equal to the excess of (a) the amount obtained by multiplying (i) the sum of Tenant’s Share of the Estimated Expenses plus Tenant’s Share of the Estimated Taxes (as such amounts are set forth in such Estimate Statement), by (ii) a fraction, the numerator of which is the number of months that have elapsed in the applicable Expense Year (including the month of such payment) and the denominator of which is 12, over (b) any amount previously paid by Tenant for such Expense Year pursuant to this Section 4.4.2. Until Landlord delivers a new Estimate Statement (which Landlord may do at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the sum of Tenant’s Share of the Estimated Expenses plus Tenant’s Share of the Estimated Taxes, as such amounts are set forth in the previous Estimate Statement. Any failure of Landlord to timely deliver any Estimate Statement shall not diminish Landlord’s rights to receive payments and revise any previous Estimate Statement under this Section 4.

4.4.3                    Retroactive Adjustment of Taxes. Notwithstanding any contrary provision hereof, if, after Landlord’s delivery of any Statement, an increase or decrease in Taxes occurs for the applicable Expense Year (whether by reason of reassessment, error, or otherwise), Taxes for such Expense Year shall be retroactively adjusted. If, as a result of such adjustment, it is determined that Tenant has under-or overpaid Tenant’s Share of such Taxes, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent then or next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after such adjustment is made.

4.5                     Charges for Which Tenant Is Directly Responsible. Tenant shall pay, 10 days before delinquency, any taxes levied against Tenant’s equipment, furniture, fixtures and other personal property located in or about the Premises. If any such taxes are levied against Landlord or its property (or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or other personal property of Tenant), Landlord may pay such taxes (or such increased assessment) regardless of their (or its) validity, in which event Tenant, upon demand, shall repay to Landlord the amount so paid. If, during any period in which the Premises comprise less than 100% of the rentable square footage of the Building, the Leasehold Improvements (defined in Section 7.1) are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, the Taxes levied against Landlord or the Property by reason of such excess assessed valuation shall be deemed taxes levied against Tenant’s personal property for purposes of this Section 4.5. For purposes of the preceding sentence. Landlord acknowledges that the Proposed Initial Alterations (defined in Section 2.2.2 of Exhibit B) conform to Landlord’s “building standard.” Notwithstanding any contrary provision hereof, Tenant shall pay 10 days before delinquency (or reimburse to Landlord upon demand, if the same is required by Law to be paid by Landlord); (i) any rent tax, sales tax, service tax, transfer tax, value added tax, use tax, business tax, gross income tax, gross receipts tax, or other tax, assessment, fee, levy or charge measured solely by the square footage, Rent, services, tenant allowances or similar amounts, rights or obligations described or provided in or under this Lease, and (ii)any taxes assessed upon the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of any portion of the Property.

4.6                     Books and Records. Within 60 days after receiving any Statement (the “Review Notice Period”), Tenant may give Landlord notice (“Review Notice”) stating that Tenant elects to review Landlord’s calculation of the Expenses and/or Taxes for the Expense Year to which such Statement applies and identifying with reasonable specificity the records of Landlord reasonably relating to such matters that Tenant desires to review. Within a reasonable time after receiving a timely Review Notice (and, at Landlord’s option, an executed confidentiality agreement as described below), Landlord shall deliver to Tenant, or make available for inspection at a location reasonably designated by Landlord, copies of such records. Within 60 days after such records are made available to Tenant (the “Objection Period”), Tenant may deliver to Landlord notice (an “Objection Notice”) stating with reasonable specificity any objections to the Statement, in which event Landlord and Tenant shall work together in good faith to resolve Tenant’s objections. Tenant may not deliver more than one Review Notice or more than one Objection Notice with respect to any Expense Year. If Tenant fails to give Landlord a Review Notice before the expiration of the Review Notice Period or fails to give Landlord an Objection Notice before the expiration of the Objection Period, Tenant shall be deemed to have approved the Statement. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the State of California and its fees shall not be contingent, in whole or in part, upon the outcome of the review. Tenant shall be responsible for all costs of such review. The records and any related information obtained from Landlord shall be treated as confidential, and as applicable only to the Premises, by Tenant, its auditors, consultants, and any other parties reviewing the same on behalf of Tenant (collectively, “Tenant’s Auditors”). Before making any records available for review, Landlord may require Tenant and Tenant’s Auditors to execute a reasonable confidentiality agreement, in which event Tenant shall cause the same to be executed and delivered to Landlord within 30 days after receiving it from Landlord, and if Tenant fails to do so, the Objection Period shall be reduced by one day for each day by which such execution and delivery follows the expiration of such 30-day period. Notwithstanding any contrary provision hereof, Tenant may not examine Landlord’s records or dispute any Statement if any Rent remains unpaid past its due date. If, for any Expense Year, Landlord and Tenant determine that the sum of Tenant’s Share of the actual Expenses plus Tenant’s Share of the actual Taxes is less or more than the amount reported, Tenant shall receive a credit in the amount of its overpayment against Rent then or next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Landlord shall pay Tenant the amount of its overpayment (less any Rent due), or Tenant shall pay Landlord the amount of its underpayment, within 30 days after such determination.

5                           USE; COMPLIANCE WITH LAWS.

5.1                     Tenant’s Obligations. Tenant shall not (a) use the Premises for any purpose other than the Premises Use, or (b) do anything in or about the Premises that violates any of the Rules and Regulations, damages the reputation of the Project, interferes with, injures or unreasonably annoys other occupants of the Project, or constitutes a nuisance. Tenant, at its expense (expect as provided in Exhibit B), shall comply with all Laws relating to (i) the operation of its business at the Project, (ii) the use, condition, configuration or occupancy of the Premises, (iii) any Supplemental Systems (defined below) exclusively serving the Premises, or (iv) the portions of Base Building Systems (defined below) located in the Premises; provided, however, that nothing in this sentence shall be deemed to require Tenant to make (A) any change to any Common Area, the Building structure, or any Building system other than (1) any Supplemental System exclusively serving the Premises, and (2) the portions of Base Building Systems located in the Premises, or (B) any change to any portion of a Base Building System located in the Premises that is required by Law on the date of mutual execution and delivery hereof unless, in the case of this clause (iv)(B), such requirement is enforced as a result of a Tenant-Insured Improvement (defined in Section 10.2.2), the installation of a trade fixture, or a particular use (as distinguished from general office/R&D use) of the Premises. If, in order to comply with any such Law, Tenant must obtain or deliver any permit, certificate or other document evidencing such compliance. Tenant shall provide a copy of such document of Landlord promptly after obtaining or delivering it. Except as provided in Exhibit B, if a change to any Common Area, the Building structure, or any Building system (other than a Supplemental system exclusively serving the Premises or a portion of a Base Building System located in the Premises) becomes required under Law (or if any such requirement is enforced) as a result of any Tenant-Insured Improvement, the installation of any trade fixture, or any particular use of the Premises (as distinguished from general office/R&D use), then Tenant, upon demand, shall (x) at Landlord’s option, either make such change at Tenant’s cost or pay Landlord the cost of making such change, and (y) pay Landlord a coordination fee equal to 3% of the cost of such change. As used herein, “Law” means any existing or future law, ordinance, regulation or requirement of any governmental authority having jurisdiction over the Project or the parties. As used herein, “Supplemental System” means each of the following, in each case wherever located (whether inside or outside of the Premises or the Building) and whenever and by whomever installed: (i) any system that serves only a particular use (as distinguished from general office/R&D use) within the Building (such as the operation of a computer-server room, “clean room” or laboratory space), including any Unit (defined in Section 25.5) and any supplemental fire-suppression system, and (ii) any other Building system that would not customarily be considered part of the base building of a first-class multi-tenant office/R&D building, such as a kitchen (including any hot water heater, dishwasher, garbage disposal, insta-hot dispenser, or plumbing) or any similar facility. As used herein, “Base Building System” means any mechanical (including HVAC), electrical, plumbing or fire/life-safety system serving the Building, other than a Supplemental System.

5.2                     Landlord’s Obligations. Landlord, at its expense (subject to section 4), shall cause the Base Building (except for portions of Base Building Systems located in the Premises, other than any change described in clause (iv)(B) of the second sentence of Section 5.1, which change shall not be excluded from Landlord’s obligations under this sentence) and the Common Areas to comply with all Laws (including the Americans with Disabilities Act, as amended (the “ADA”)) to the extent that (a) such compliance is necessary for Tenant to use the Premises for general office/R&D use in a normal and customary manner and for Tenant’s employees and visitors to have reasonably safe access to and from the Premises, or (b) Landlord’s failure to cause such compliance would impose liability upon Tenant under Law; provided, however, that Landlord shall not be required to perform or pay for such compliance to the extent that (x) Tenant is required to perform or pay for such compliance under Section 5.1 or 7.3 or any other provision hereof, or (y) such compliance is required under any provision of the ADA other than Title III thereof. Notwithstanding the foregoing, Landlord may contest any alleged violation in good faith, including by applying for and obtaining a waiver or deferment of compliance, asserting any defense allowed by Law, and appealing any order or deferment of compliance, asserting any defense allowed by Law, and appealing any order or judgment to the extent permitted by Law; provided, however, that after exhausting any rights to contest or appeal, Landlord shall perform any work necessary to comply with any final order or judgment.

5.3                     Landlord’s Representation. Landlord represents and warrants to Tenant that, as of the date hereof, Landlord has not received written notice from any governmental agency, and Landlord does not otherwise have actual knowledge (without inquiry), that the existing configuration or condition of the Premises, the Building or the Property (including any Building system) violates the ADA or any other applicable Law.

6                           SERVICES.

6.1                     Standard Services. Landlord shall provide the following services on all days (unless otherwise stated below); (a) subject to limitations imposed by Law, customary heating, ventilation and air conditioning (“HVAC”) in season during Building HVAC Hours; (b) electricity supplied by the applicable public utility, stubbed to the Premises; (c) water supplied by the applicable public utility (i) for use in lavatories and any drinking facilities located in Common Areas within the Building, and (ii) stubbed to the Building core for use in any plumbing fixtures located in the Premises; (d) janitorial services to the Building (other than the Premises), except on weekends and Holidays; (e) elevator service (subject to scheduling by Landlord, and payment of Landlord’s standard usage fee, for any freight service); and (f) access to the Building for Tenant and its employees, 24 hours per day/7 days per week, subject to the terms hereof and such security or monitoring systems as Landlord may reasonably impose, including sign-in procedures and/or presentation of identification cards.

6.2                     Electricity Costs and Above-Standard Use. Electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant either: (a) through inclusion in Expenses (except as provided for excess usage, and unless the Premises comprise 100% of the rentable square footage of the Building, in which event this clause (a) shall not apply); (b) by a separate charge payable by Tenant to Landlord; or (c) by separate charge billed by the applicable utility company and payable directly by Tenant. If electricity used by Tenant in the Premises is paid for pursuant to clause (b) or (c) of the preceding sentence. Landlord shall be solely responsible for any costs of installing, operating and maintaining any equipment that is installed in order to measure such electricity. If (i) electricity used by Tenant in the Premises is paid for pursuant to clause (a) of the first sentence of this Section 6.2. (ii) the Premises comprise less than 100% of the rentable square footage of the Building; and (iii) Tenant’s consumption of electricity exceeds the rate Landlord reasonably deems to be standard for the Building, then Tenant shall pay Landlord, upon billing, the cost of such excess consumption, including any costs of installing (to the extant not already installed), operating and maintaining any equipment that is installed in order to supply or measure such excess electricity. The connected electrical load of Tenant’s incidental-use equipment shall not exceed the Building-standard electrical design load, and Tenant’s electrical usage shall not exceed the capacity of the feeders to the Project or the risers or wiring installation. If, during any period in which the Premises comprise less than 100% of the rentable square footage of the Building, Tenant’s consumption of water exceeds the rate Landlord reasonably deems to be standard for the

Building, Tenant shall pay Landlord, upon billing, the cost of such excess consumption, including any costs of installing (to the extent not already installed), operating and maintaining any equipment that is installed in order to supply or measure such excess water. Landlord shall provide HVAC service outside Building HVAC Hours if Tenant gives Landlord such prior notice and pays Landlord such hourly cost as Landlord may require, provided, however, that (a) the minimum period of time for which Tenant may request HVAC service outside Building HVAC Hours is three (3) hours, and (b) Tenant shall not be required to pay any such hourly cost for HVAC service outside Building HVAC Hours if the Premises comprise 100% of the rentable square footage of the Building. The parties acknowledge that, as of the date hereof, Landlord’s charge for HVAC service outside Building HVAC Hours is $35.00 per hour, subject to change from time to time. Tenant shall not, without Landlord’s prior consent, use equipment that may affect the temperature maintained by the air conditioning system or consume above-Building-standard amounts of any water furnished for the Premises by Landlord pursuant to Section 6.1.

6.3                     Interruption. Subject to Section 11, any failure to furnish, delay in furnishing, or diminution in the quality or quantity of any Landlord service resulting from any application of Law, failure of equipment, performance of maintenance, repairs, improvements or alterations, utility interruption or event of Force Majeure (each, a “Service Interruption”) shall not render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder. Notwithstanding the foregoing, if all or a material portion of the Premises is made untenantable or inaccessible for more than the Applicable Number (defined below) of consecutive business days after notice from Tenant to Landlord by a Service Interruption that does not result from a Casualty, a Taking, or an Act of Tenant (defined in Section 10.1), then, as Tenant’s sole remedy (except as provided below in this Section 6.3). Monthly Rent shall abate for the period beginning on the day immediately following such Applicable Number of consecutive business days and ending on the day such Service Interruption ends (or, if later, for the period of equal length beginning on the first day on which Monthly Rent first becomes payable hereunder), but only in proportion to the percentage of the rentable square footage of the Premises made untenantable or inaccessible. As used in this Section 6.3. “Application Number” means (a) three (3) (unless the Service Interruption occurs on the Delivery Date, in which event the Applicable Number shall be zero (o)), if the Service Interruption results from any negligence, willful misconduct or breach of Section 7.1 of or by any Landlord Party (defined in Section 10.1), or (b) 45, if the Service Interruption does not result from any negligence, willful misconduct, or breach of Section 7.1 of or by any Landlord Party. Notwithstanding the foregoing, if (a) all or a material portion of the Premises is made untenantable or inaccessible for 30 consecutive days after notice from Tenant to Landlord by a Service Interruption that (i) does not result from a Casualty, a Taking, or an Act of Tenant, and (ii) can be corrected through Landlord’s reasonable efforts, and (b) Landlord is not diligently pursuing the correction of such Service Interruption, them nothing in this Section 6.3 shall diminish any remedy of constructive eviction Tenant may have based on such Service Interruption.

6.4                     Janitorial Service to Premises. Tenant at its expense, shall provide to the Premises all trash-disposal, janitorial, and customary cleaning service (other than exterior window washing), on a daily basis (except on weekends and Holidays) and in a manner customarily provided by owners of Comparable Buildings (defined in Section 25.10), together with all necessary interior pest control service, so that the Premises are kept in a reasonably neat, clean and pest-free condition. Without limiting the foregoing, trash, garbage and other waster shall be kept only in sanitary containers, and all containers and equipment for the storage or disposal of such material shall be kept in a clean and sanitary condition.

7                           REPAIRS AND ALTERATIONS.

7.1                     Repairs.

7.1.1                      Tenant’s Obligations. Subject to Sections 11 and 13. Tenant, at its expense, shall perform all maintenance and repairs (including replacements) to the Premises, and keep Premises in as good condition and repair as existed when Tenant took possession and as thereafter improved by Landlord and/or Tenant, except for reasonable wear and tear and repairs that are Landlord’s express responsibility hereunder. Tenant’s maintenance and repair obligations shall include (a) all leasehold improvements in the Premises, whenever and by whomever installed or paid for, including any Alterations (defined in Section 7.2), and any leasehold improvements installed pursuant to any prior lease, but excluding the Base Building (the “Leasehold Improvements”); (b) all Supplemental Systems exclusively serving the Premises; and (c) all Lines (defined in Section 23) and trade fixtures. In addition, during any period in which the Premises comprise 100% of the rentable square footage of the Building; (w) Tenant’s maintenance and repair obligations shall include all Base Building Systems; provided, however, that, as applied to Base Building Systems, the first sentence of this Section 7.1.1 shall be deemed to be amended by replacing the words “when Tenant took possession” with the words “when the Premises first comprised 100% of the rentable square footage of the Building”; (x) without limiting the foregoing, in the case of any Base Building System that is an elevator, a heating, ventilation and air-conditioning system, or a portion thereof (each, a “Designated System”). Tenant, subject to Section 11 and 13, and at its expense, shall (i) keep such Designated System in as good working order and condition as existed upon its installation (or, if later, on the date on which the Premises first comprised 100% of the reniable square footage of the Building), subject to normal wear and tear and repairs that are Landlord’s express responsibility hereunder (other than under Section 7.1.2.A); (ii) maintain in effect, with a contractor reasonably approved by Landlord, a contract for the maintenance and repair of such Designated System (which contract shall require the contractor, at least once every three (3) months, to (A) inspect such Designated System and provide to Tenant a report of any defective conditions, together with any recommendations for maintenance, repair or parts-replacement, all in accordance with the manufacturer’s recommendations, and (B) replace fillers, oil and lubricate machinery, replace parts, adjust drive belts, change oil and perform other preventive maintenance, including, as applicable, annual maintenance of duct work and interior unit drains, and annual caulking of sheet metal and re-caulking of jacks and vents); (iii) follow all reasonable recommendation of such contractor, and (iv) promptly provide to Landlord a copy of such contract and each report issued thereunder, (y) Tenant shall have the benefit of any warranties available to Landlord regarding the Base Building Systems to the extent such warranties cover maintenance and repairs for which Tenant is responsible hereunder, and (z) if access to the roof of the Building is required in order to perform any of Tenant’s obligations under this sentence, such access shall be subject to such reasonable rules and procedures as Landlord may impose, and Tenant shall maintain the affected portion of the roof in a clean and orderly condition and shall not interfere with use of the roof by Landlord. Notwithstanding the foregoing. if Tenant fails to perform such maintenance and repairs as required hereunder, Landlord may, in its option, after notifying Tenant (except in an emergency), perform such work on Tenant’s behalf, in which case Tenant shall pay Landlord, upon demand, the cost of such work plus a coordination fee equal to 5% of such cost.

7.1.2                      Landlord’s Obligations.

A.            Generally. Landlord shall perform all maintenance and repairs to, and keep in good condition and repair, (i) the roof and exterior walls and windows of the Building, (ii) the Base Building (subject to Section 7.1.1 during any period in which the Premises comprise 100% of the rentable square footage of the Building), and (iii) the Common Areas. As used herein, “Base Building” means the structural portions of the Building, together with all Base Building Systems.

B.            Landlord’s Limited Warranty of Building Systems. If, at any time during the period beginning on the Delivery Date and ending 120 days after the Commencement Date, any Building System existing on the Delivery Date fails to operate as designed and such failure does not result from any Casualty. Act of Tenant, or Alteration, the Landlord, at its expense (which expense, notwithstanding any contrary provision hereof, shall not be included in Expenses), promptly after notice from Tenant, shall commence and diligently prosecute to completion such maintenance, repair and/or replacement as shall be sufficient (in the absence of any Casualty, Act of Tenant, or Alteration) to cause such Building system to operate as designed for at least 30 days.

C.            Certain Landlord Repairs. Not later than January 1,2014, Landlord, at its expense (which shall not be included in Expenses), shall perform, one time only, the repairs to the Building’s HVAC system described in Exhibit I.

D.            Certain Capital Items. Notwithstanding Section 7.1.1, during any period in which the Premises comprise 100% of the rentable square footage of the Premises, Landlord shall perform any necessary repair or replacement of any Base Building System if such repair of replacement (i) is capital in nature (as reasonably determined by Landlord in accordance with GAAP), and (ii) is not made necessary by any Casualty, Act of Tenant, or Alteration. Notwithstanding any contrary provision hereof (but subject to Section 7.1.2.B), the cost of any such repair or replacement shall be included in Expenses, subject to amortization in accordance with clause (a) of the second paragraph of Section 4.2.2.

7.2                     Alterations. Tenant may not make any improvement, alteration, addition or change to the Premises or to any mechanical, plumbing or HVAC facility or other system serving the Premises (an “Alteration”) without Landlord’s prior consent, which consent shall be requested by Tenant not less than 15 business days before commencement of work and shall not be unreasonably withheld by Landlord. Notwithstanding the foregoing, Landlord’s prior consent shall not be required for any Alteration (a “Cosmetic Alteration”) that does not adversely or otherwise materially any system or structural component of the Building, is not visible from outside the Premises, and costs less than $25,000.00. For any Alteration. Tenant shall deliver to Landlord completion affidavits, full and final lien waivers, all governmental approvals, and “as built” drawings (in CAD format, if requested by Landlord), provided, however, that for a Cosmetic Alteration, Tenant may deliver marked-up plans rather than “as built” drawings. For any Alteration other than a Cosmetic Alteration, (a) Tenant, before commencing work, shall deliver to Landlord, and obtain Landlord’s approval (which shall not be unreasonably withheld) of, any applicable plans and specifications, and (b) Tenant shall pay Landlord upon demand Landlord’s reasonable out-of-pocket expenses actually incurred in reviewing the work; provided, however, that this clause (b) shall not apply to any Initial Alterations.

7.3                     Tenant Work. Before commencing any repair or Alteration or any work affecting Lines (“Tenant Work”), other than any Tenant Work consisting of a repair that does not affect vertical Lines and is reasonably estimated to cost less than $50,000.00. Tenant shall deliver to Landlord, and obtain Landlord’s approval (which shall not be unreasonably withheld) of, (a)names of contractors, subcontractors, mechanics, laborers and materialmen; (b) evidence of contractors’ and subcontractors’ insurance; and (c) any required governmental permits. Tenant shall perform all Tenant work (i) in a good and workmanlike manner using materials of a quality reasonably approved by Landlord; (ii) in compliance with any approved plans and specifications, all Laws, the National Electric Code, and Landlord’s construction rules and regulations; and (iii) in a manner that does not impair the Base Building. If, as a result of any Tenant Work, Landlord becomes required under Law to perform any inspection, give ay notice, or cause such Tenant Work to be performed in any particular manner. Tenant shall comply with such requirement and promptly provide Landlord with reasonable documentation of such compliance. Landlord’s approval of Tenant’s plans and specifications shall not relieve Tenant from any obligation under this Section 7.3. In performing any Tenant Work, Tenant shall not use contractors, services, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with any workforce or trades engaged in performing other work or services at the Project.

8                           LANDLORD’S PROPERTY. All Leasehold improvements (excluding Tenant’s Property (defined below)) shall become Landlord’s property upon installation and without compensation to Tenant. Notwithstanding the foregoing. If any Tenant-Insured Improvements are Specialty Improvements (defined below), then except as otherwise notified by Landlord, Tenant, at its expense and before the expiration or earlier termination hereof, shall remove such Tenant-Insured Improvements (other than (i) any supplemental HVAC unit, which shall be governed by Section 25.5. and (ii) any Proposed Initial Alterations), repair any resulting damage to the Premises or Building, and restore the affected portion of the Premises to its configuration and condition existing before the installation of such Tenant-Insured Improvements. If Tenant fails to timely perform any work required under the preceding sentence. Landlord may perform it at Tenant’s expense. When Landlord approves any Tenant-Insured Improvements (or, in the case of any Alterations that do not require Landlord’s approval hereunder, if Tenant specifically requests that Landlord do so, then, within 10 business days after such request), Landlord shall identify any such Tenant-Insured improvements that will be required to be removed pursuant to this section 8, and any such Tenant-Insured improvements that are not so identified by Landlord shall not be required to be removed pursuant to this Section 8. As used herein, “Specialty Improvements” means any Tenant-Insured Improvements that , in Landlord’s reasonable judgment, are not customary multi-tenant office/R&D installations, including equipment racks; classrooms; bathrooms (other than the base Building bathrooms); file rooms, libraries or other rooms with reinforced flooring; workout/fitness rooms; shower rooms; locker rooms; kitchen facilities (other than coffee bar kitchenettes); server rooms; safes; laboratories; vaults, and areas without drop ceilings. Nothing herein shall be deemed to (a) transfer to Landlord ownership of any of Tenant’s trade fixtures, furniture, equipment or other personal property installed in the Premises (“Tenant’s Property”), (b) create any contractual lien or “landlord’s lien” in any of Tenant’s Property, or (c) prohibit Tenant from removing Tenant’s Property from the Premises, provided that Tenant repairs all damage caused by its installation or removal.

9                           LIENS. Tenant shall keep the Project free form any lien arising out of any work performed, material furnished or obligation incurred by or on behalf of Tenant. Tenant shall remove any such lien within 10 business days after notice from Landlord, and if Tenant fails to do so, Landlord, without limiting its remedies, may pay the amount necessary to cause such removal, whether or not such lien is valid. The amount so paid, together with reasonable attorneys’ fees and expenses, shall be reimbursed by Tenant upon demand.

10                    INDEMNIFICATION; INSURANCE.

10.1              Waiver and Indemnification. Tenant waives all claims against Landlord, its Security Holders (defined in Section 17), Landlord’s managing agent(s), their (direct or indirect) owners, and the beneficiaries, trustees, officers, directors, employees and agents of each of the foregoing (including Landlord, the “Landlord Parties”) for (i) any damage to person or property (or resulting from the loss of use thereof), except to the extent such damage is caused by any negligence, willful misconduct or breach of this Lease of or by any Landlord party, or (ii) any failure to prevent or control any criminal or otherwise wrongful conduct by any third party or to apprehend any third party who has engaged in such conduct. Tenant shall indemnify, defend, protect, and hold the Landlord Parties harmless from any obligation, loss, claim, action, liability, penalty, damage, cost or expense (including reasonable attorneys’ and consultants’ fees and expenses) (each, a “Claim”) that is imposed or asserted by any third party and arises from any negligence, willful misconduct or breach of this Lease of or by, Tenant, any party claiming by, through or under Tenant, their (direct or indirect) owners, licensees or invitees (an “Act of Tenant”), except to the extent such Claim arises from any negligence, willful misconduct or breach of this Lease of or by any Landlord Party. Landlord shall indemnify, defend, protect, and hold Tenant, its (direct or indirect) owners, and their respective beneficiaries, trustees, officers, directors, employees and agents (including Tenant, the “Tenant Parties”) harmless from any Claim that is imposed or asserted by any third party and arises from any arises from any negligence, willful misconduct or breach of this Lease of or by any Landlord Party, except to the extent such Claim arises from an Act of Tenant.

10.2              Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts:

10.2.1              Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad from, on an occurrence basis, with combined primary and excess/umbrella limits of $3,000,000 each occurrence and $4,000,000 annual aggregate.

10.2.2              Property Insurance covering (i) all office furniture, trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property in the Premises installed by, for, or at the expense of Tenant, and (ii) any Leasehold Improvements installed by or for the benefit of Tenant pursuant to this Lease (“Tenant-Insured Improvements”). Such insurance shall be written on a special cause of loss form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the polices of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.2.3              Workers’ Compensation statutory limits and Employers’ Liability limits of $1,000,000.

10.3              Form of Policies. The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. Such insurance shall be issued by an insurance company that has an A.M Best rating of not less than A-VIII and shall be in form and content reasonably acceptable to Landlord. Tenant’s Commercial General Liability Insurance shall (a) name the Landlord Parties and any other party designated by Landlord (“Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. Landlord shall be designated as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements. Tenant shall deliver to Landlord, on or before the Commencement Date and at least 15 days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 25” (Certificate of Liability Insurance) and “ACORD 28” (Evidence of Commercial Property Insurance) or the equivalent, Attached to the ACORD 25 (or equivalent) there shall be an endorsement naming the Additional Insured Parties as additional insureds, and attached to the ACORD 28 (or equivalent) there shall be an endorsement designating Landlord as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements, and each such endorsement shall be binding on Tenant’s insurance company. Upon Landlord’s request. Tenant shall deliver to Landlord, in lieu of such certificates, copies of the policies of insurance required to be carried under Section 10.2 showing that the Additional Insured Parties are named as additional insureds and that Landlord is designated as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements.

10.4              Subrogation. Notwithstanding any contrary provision hereof (but subject to Section 11), each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other party, any of its (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees or agents for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by the waiving party’s property insurance, without regard to any negligence of any party so released. For purposes of this Section 10.4 only, (a) any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance, and (b) any contractor retained by Landlord to install, maintain or monitor a fire or security alarm for the Building shall be deemed an agent of Landlord.

10.5              Additional Insurance Obligations. Tenant shall maintain such increased amounts of the insurance required to be carried by Tenant under this Section 10, and such other types and amounts of insurance covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but not in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

10.6              Landlord’s Insurance. Landlord shall maintain the following insurance, together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain, the premiums of which shall be included in Expenses. (a) Commercial General Liability insurance applicable to the Property, Building and Common Areas providing, on an occurrence basis, a minimum combined single limit of at least $3,000,000,00; (b) Special Cause of Loss Insurance on the Building at replacement cost value as reasonably estimated by Landlord; (c) Worker’s Compensation insurance to the extent required by Law; and (d) Employers Liability Coverage to the extent required by Law. Nothing in this Section 10.6 shall be deemed to require Landlord to maintain earthquake insurance.

11                    CASUALTY DAMAGE.

11.1              With reasonable promptness after discovering any damage to the promises (other than trade Fixtures), or to any Common Area or Building System necessary for access to or tenantability of the Promises, resulting from any fire or other casualty (a “Casualty”, Landlord shall notify Tenant of Landlord’s reasonable estimate of the time required to substantially complete repair of such damage (the “Landlord Repairs”). If, according to such estimate, the Landlord Repairs cannot substantially Completed within 270 days after the date of the Casualty, either party may terminate this Lease upon 60 days’ notice to the other party delivered within 10 days after Landlord’s delivery of such estimate. Within 90 days after discovering any damage to the Property resulting from any Casualty, Landlord may terminate this Lease by notifying Tenant if (i) the cost of the Landlord Repairs exceeds (any such excess, a “Shortfall”) the sum of (a) the proceeds of Landlord’s insurance (other than with respect to any Tenant-Insured Improvements), less any portion thereof that is lawfully required by any Security Holder to be used to pay any mortgage debt; plus (b) if any insurance required under Section 10.6 is not carried by Landlord, then any proceeds of such insurance (other than with respect to any Tenant-Insured Improvements) that would have been available to Landlord (any could not have lawfully required by any Security Holder to be used to pay any mortgage debt) if Landlord had carried such insurance (subject to maximum commercially reasonable deductibles), plus (c) any applicable deductibles (other than with respect to earthquake damage), plus (d) any insurance proceeds or other amounts paid to Landlord pursuant to Section 11.2, plus (e) 5% of the replacement cost of the Building, as reasonably determined by Landlord: or (ii) Landlord is not legally permitted to rebuild the Building and Common Areas in substantially the same configuration structurally and architecturally; or (iii) the damage occurs during the last 12 months of the Term and Landlord estimates that the Landlord Repairs cannot be substantially completed within the period beginning on the date of the Causalty and having a duration equal to 20% of the balance of the Term remaining on such date. Notwithstanding the foregoing, any notice of termination of this Lease pursuant to clause (l) of the preceding sentence (a “Shortfall Termination Notice”) shall be ineffective if (x) Tenant, within 10 business days after receiving such Shortfall Termination Notice, notifies Landlord that Tenant agrees to pay, and provides Landlord with evidence reasonably satisfactory to Landlord of Tenant’s ability to pay, the Shortfall; and (y) the Shortfall does not exceed 5% of the replacement cost of the Building, as reasonably determined by Landlord. If any shortfall Termination Notice becomes ineffective by operation of the preceding sentence and this Lease is not otherwise terminated pursuant to this Section 11.1, then (i) Tenant, within three (3) business days after Landlord’s request (which shall not be made more frequently than once per calendar month), shall deliver to Landlord, as Additional Rent, in addition to any amounts required to be paid to Landlord under Section 11.2, cash in an amount equal to (a) the Shortfall multiplied by a fraction, the numerator of which is the total cost of the Landlord Repairs incurred by Landlord to date, and the denominator of which is Landlord’s reasonable estimate of the total cost of the Landlord Repairs, less (b) the total amount of the payments previously made by Tenant to Landlord pursuant to this sentence; (ii) if Landlord’s reasonable estimate of the total cost of the Landlord Repairs changed to reflect the total actual cost of the Landlord Repairs, then the Shortfall and the amounts payable pursuant to this sentence shall be adjusted equitably; and (iii) Tenant shall not, by reason of Tenant’s delivery of such amounts, acquire any ownership, equitable mortgage or similar interest in any part of the Property or otherwise become entitled to reimbursement from Landlord, it being hereby acknowledged and agreed by Tenant that Landlord’s agreement to perform the Landlord Repairs as required under this Section 11, together with the other terms and conditions hereof, shall be deemed adequate consideration for such delivery.

11.2              If this Lease is not terminated pursuant to Section 11.1. Landlord shall promptly and diligently perform the Landlord Repairs, subject to reasonably delays for insurance adjustment and other events of Force Majeure. The Landlord Repairs shall restore the Premises (other than trade fixtures) and any Common Area or Building system necessary for access to or tenantability of the Premises to substantially the same condition that existed when the Casualty occurred, except for (a) any modifications required by Law or any Security Holder, and (b) any modifications to the Common Areas that are deemed desirable by Landlord, are consistent with the character of the Project, and do not materially impair access to or tenantability of the Premises. Notwithstanding Section 10.4, if this Lease is not terminated pursuant to Section 11.1, Tenant shall assign to Landlord (or its designee) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.2 with respect to any Tenant-Insured Improvements, and if the estimated or actual cost of restoring any Tenant-Insured Improvements, exceeds the insurance proceeds received by Landlord from Tenant’s insurance carrier. Tenant shall pay such excess to Landlord within 15 days after Landlord’s demand. No Casualty and no restoration performed as required hereunder shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder, provided, however, that if the Premises (other than trade fixtures) or any Common Area or Building system necessary for access to or tenantability of the Premises is damaged by a Casualty, then, during any time that, as a result of such damage, any portion of the Premises is inaccessible or untenantable and is not occupied by Tenant, Monthly Rent shall be abated in proportion to the rentable square footage of such portion of the Premises. If Landlord does not substantially complete the Landlord Repairs on or before the Outside Restoration Date (defined below), then, provided that the Casualty was not caused by the willful misconduct of Tenant or any party claiming by, through or under Tenant, Tenant may terminate this Lease by notifying Landlord within 15 days after the Outside Restoration Date. As used herein, “Outside Restoration Date” means the date occurring two (2) months after the later of (a) the expiration of the time set forth in Landlord’s estimate described in the first sentence of Section 11.1, or (b) the date occurring 270 days after the date of the Casualty: provided, however, that the Outside Restoration Date shall be extended to the extent of (i) any delay (not to exceed 60 days) caused by the insurance adjustment process, (ii) any other delay (not to exceed 60 days) caused by events of Force Majeure, and (iii) any delay caused by Tenant or any party claiming by, through or under Tenant. Notwithstanding the foregoing, if Landlord determines in good faith that it will be unable to substantially complete the Landlord Repairs on or before the Outside Restoration Date, Landlord may cease its performance of the Landlord Repairs and provide Tenant with notice (the “Restoration Date Extension Notice”) stating such inability and identifying the date on which Landlord reasonably believes such substantial completion will occur, in which event Tenant may terminate this Lease by notifying Landlord within five (5) business days after receiving the Restoration Date Extension Notice. If Tenant does not terminate this Lease within such 5-business day period, the Outside Restoration Date shall be automatically amended to be the date identified in the Restoration Date Extension Notice.

12                          NONWAIVER. No provision hereof shall be deemed waived by either party unless it is waived by such party expressly and in writing, and no waiver of any breach of any provision hereof shall be deemed a waiver of any subsequent breach of such provision or any other provision hereof. Landlord’s acceptance of Rent shall not be deemed a waiver of any preceding breach of any provision hereof, other than Tenant’s failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of such acceptance. No acceptance of payment of an amount less than the Rent due hereunder shall be deemed a waiver of Landlord’s right to receive the full amount of Rent due, whether or not any endorsement or statement accompanying such payment purports to effect an accord and satisfaction. No receipt of monies by Landlord from Tenant after the giving of any notice, the commencement of any suit, the issuance of any final judgment, or the termination hereof shall affect such notice, suit or judgment, or reinstate or extend the Term or Tenant’s right of possession hereunder.

13                          CONDEMNATION. If any part of the Premises, Building or Property is taken for any public of quasi-public use by power of eminent domain or by private purchase in lieu thereof (a “Taking”) for more than 180 consecutive days, Landlord may terminate this Lease. If more than 15% of the rentable square footage of the Premises is Taken, or access to or parking for the Premises is substantially impaired as a result of a Taking, for more than 180 consecutive days. Tenant may terminate this Lease. Any such termination shall be effective as of the date possession must be surrendered to the authority, and the terminating party shall provide termination notice to the other party within 45 days after receiving written notice of such surrender date. Except as provided above in this Section 13, neither party may terminate this Lease as a result of a Taking. Tenant shall not assert any claim for compensation because of any Taking; provided, however, that Tenant may file a separate claim for (a) any Taking of Tenant’s personal property of any fixtures that Tenant is entitled to remove upon the expiration hereof, (b) moving and relocation expenses, and (c) the unamortized portion of the lesser of (i) any amount paid by Tenant, without reimbursement by Landlord, for the construction of any then-existing Tenant-Insured Improvements that were installed pursuant hereto and taken in such Taking, or (ii) the amount obtained by multiplying (A) the amount described in the preceding clause (c)(i), by (B) a fraction, the numerator of which is the value of such Tenant-Insured Improvements, as determined in accordance with applicable Law, and the denominator of which is the total amount paid by Tenant and Landlord for such Tenant-Insured Improvements, so long as such claim does not diminish the award available to Landlord or any Security Holder (except to the extent of the amount described in the preceding clause (c)) and is payable separately to Tenant. For purposes of the preceding sentence, the amortization of any amount paid for Tenant-Insured Improvements shall be computed over the period commencing upon the substantial completion of such Tenant-Insured Improvements and expiring at the end of the initial Term (or, if such Tenant-Insured Improvements are installed during an extension Term, at the end of such extension Term). If this Lease is terminated pursuant to this Section 13, all Rent shall be apportioned as of the date of such termination. If a Taking occurs and this Lease is not so terminated, Monthly Rent shall be abated for the period of such Taking in proportion to the percentage of the rentable square footage of the Premises, if any, that is subject to, or rendered inaccessible by, such Taking.

14                          ASSIGNMENT AND SUBLETTING.

14.1        Transfers. Tenant shall not, without Landlord’s prior consent, assign, mortgage, pledge, hypothecate, encumber, cause any lien to attach to, or otherwise transfer this Lease or any interest hereunder, permit any assignment or other transfer hereof or any interest hereunder by operation of law, enter into any sublease or license agreement, otherwise permit the occupancy or use of any part of the Premises by any persons other than Tenant and its employees and contractors, or permit a Change of Control (defined in Section 14.6) to occur (each, a “Transfer”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall provide Landlord with (i) notice of the terms of the proposed Transfer, including its proposed effective date (the “Contemplated Effective Date”), a description of the portion of the Premises to be transferred (the “Contemplated Transfer Space”), a calculation of the Transfer Premium (defined in Section 14.3), and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, and (ii) current financial statements of the proposed transferee (or, in the case of a Change of Control, of the proposed new controlling party(ies)) certified by an officer or owner thereof and any other information reasonably required by Landlord in order to evaluate the proposed Transfer (collectively, the “Transfer Notice”). Within 15 business days after receiving the Transfer Notice, Landlord shall notify Tenant of (a) its consent to the proposed Transfer, or (b) its refusal to consent to the proposed Transfer. Any Transfer made without Landlord’s prior consent shall, at Landlord’s option, be void. Tenant shall pay Landlord a fee of $1,500.00 for Landlord’s review of any proposed Transfer, whether or not Landlord consents to it.

14.2        Landlord’s Consent. Subject to Section 14.4. Landlord shall not unreasonably withhold its consent to any proposed Transfer. Without limiting other reasonable grounds for withholding consent, it shall be deemed reasonable for Landlord to withhold its consent to a proposed Transfer if:

14.2.1              The proposed transferee is not a party of reasonable financial strength in light of the responsibilities to be undertaken in connection with the Transfer on the date the Transfer Notice is received; or

14.2.2              The proposed transferee has a character or reputation or is engaged in a business that is not consistent with the quality of the Building or the Project; or

14.2.3              The proposed transferee is a governmental entity or a nonprofit organization; or

14.2.4              [Intentionally Omitted]; or

14.2.5              The proposed transferee or any of its Affiliates, on the date the Transfer Notice is received, leases or occupies (or, at any time during the 3-month period ending on the date the Transfer Notice is received, has provided Landlord with a written proposal or request for proposal to lease) space in the Project and Landlord has (or believes in good faith, based on the scheduled expiration dates of existing leases and/or its rights to relocate existing tenants, that it will have) space available that, in its good faith judgment, will meet the proposed transferee’s leasing needs.

Notwithstanding any contrary provision hereof, (a) if Landlord consents to any Transfer pursuant to this Section 14.2 but Tenant does not enter into such Transfer within six (6) months thereafter, such consent shall no longer apply and such Transfer shall not be permitted unless Tenant again obtains Landlord’s consent thereto pursuant and subject to the terms of this Section 14; and (b) if Landlord unreasonably withholds its consent under this Section 14.2, Tenant’s sole remedies shall be contract damages (subject to Section 20) or specific performance, and Tenant waives all other remedies, including any right to terminate this Lease.

14.3        Transfer Premium. If Landlord consents to a Transfer (other than a Permitted Transfer (defined in Section 14.8) or a Change of Control), Tenant shall pay Landlord an amount equal to 50% of any Transfer Premium (defined below). As used herein, “Transfer Premium” means (a) in the case of an assignment, any consideration (including payment for Leasehold Improvements, but excluding any fair market value payment for personal property) paid by the assignee for such assignment, less any reasonable and customary expenses directly incurred by Tenant on account of such assignment, including brokerage fees, legal fees, and Landlord’s review fee; and (b) in the case of a sublease, license or other occupancy agreement, for each month of the term of such agreement, the amount by which all rent and other consideration paid by the transferee to Tenant pursuant to such agreement (less all reasonable and customary expenses directly incurred by Tenant on account of such agreement, including brokerage fees, legal fees, construction costs and Landlord’s review fee) exceeds the Monthly Rent payable by Tenant hereunder with respect to the Contemplated Transfer Space. Payment of Landlord’s share of the Transfer Premium shall be made (x) in the case of an assignment, within 10 days after Tenant receives the consideration described above, and (y) in the case of a sublease, license or other occupancy agreement, for each month of the term of such agreement. within five (5) business days after Tenant receives the rent and other consideration described above.

14.4        [Intentionally Omitted.]

14.5        Effect of Consent. If Landlord consents to a Transfer, (i) such consent shall not be deemed a consent to any further Transfer, (ii) Tenant shall deliver to Landlord, promptly after execution, an executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iii) Tenant shall deliver to Landlord, upon Landlord’s request, a complete statement, certified by an independent CPA or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium. In the case of an assignment, the assignee shall assume in writing, for Landlord’s benefit, all of Tenant’s obligations hereunder. No Transfer, with or without Landlord’s consent, shall relieve Tenant or any guarantor hereof from any liability hereunder. Notwithstanding any contrary provision hereof, Tenant, with or without Landlord’s consent, shall not enter into, or permit any party claiming by, through or under Tenant to enter into, any sublease, license or other occupancy agreement that provides for payment based in whole or in part on the net income or profit of the subtenant, licensee or other occupant thereunder.

14.6        Change of Control. As used herein, “Change of control” means (a) if Tenant is a closely held professional service firm, the withdrawal or change (Whether voluntary, involuntary or by operation of law) of more than 50% of its equity owners within a 12-month period; and (b) in all other cases, any transaction(s) resulting in the acquisition of a Controlling Interest (defined below) by one or more parties that did not own a Controlling Interest immediately before such transaction(s). As used herein, “Controlling Interest” means any direct or indirect equity or beneficial ownership interest in Tenant that confers upon its holder(s) the direct or indirect power to direct the ordinary management and policies of Tenant, whether through the ownership of voting securities, by contract or otherwise (but not through the ownership of voting securities listed on a recognized securities exchange). (Landlord acknowledges that, by operation of the definitions of “Transfer,” “Change of Control” and “Controlling Interest,” no stock of Tenant listed on a recognized securities exchange shall be deemed a Controlling Interest, and, therefore, no issuance of Tenant’s stock in an offering or sale on a recognized securities exchange shall be deemed a Change of Control or a Transfer.)

14.7        Effect of Default. If Tenant is in Default (defined in Section 19.1), Landlord is irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any transferee under any sublease, license or other occupancy agreement to make all payments under such agreement directly to Landlord (which Landlord shall apply towards Tenant’s obligations hereunder) until such Default is cured. Such transferee shall rely upon any representation by Landlord that Tenant is in Default, whether or not confirmed by Tenant.

14.8        Permitted Transfers. Notwithstanding any contrary provision hereof, if Tenant is not in Default, Tenant may, without Landlord’s consent pursuant to Section 14.1, (i) sublease any portion of the Premises to an Affiliate of Tenant, (ii) assign this Lease to (a) an Affiliate of Tenant (other than pursuant to a merger or consolidation), (b) a successor to Tenant by merger or consolidation, or (c) a successor to Tenant by purchase of all or substantially all of Tenant’s assets, or (iii) permit a Change of Control to occur (a “Permitted Transfer”), provided that (i) at least 10 business days before the Transfer, Tenant notifies Landlord of such Transfer and delivers to Landlord any documents or information reasonably requested by Landlord relating thereto, including reasonable documentation that the Transfer satisfies the requirements of this Section 14.8; (ii) in the case of a sublease, the subtenant executes and delivers to Landlord, at least 10 business days before taking occupancy, an agreement reasonably acceptable to Landlord which (A) requires the subtenant to assume all of Tenant’s release, waiver, indemnity and insurance obligations hereunder with respect to the Contemplated Transfer Space and to be bound by each provision hereof that limits the liability of any Landlord Party, and (B) provides that if either a Landlord Party or the subtenant institutes a suit against the other for violation of or to enforce agreement, or in connection with any matter relating to the sublease or the subtenant’s occupancy of the Contemplated Transfer Space, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys’ fees; (iii) in the case of an assignment pursuant to clause (ii)(a) or (ii)(c) above, the assignee executes and delivers to Landlord, at least 10 business days before the assignment, a commercially reasonable instrument pursuant to which the assignee assumes, for Landlord’s benefit, all of Tenant’s obligations hereunder; (iv) in the case of an assignment pursuant to clause (ii)(b) above, (A) the successor entity has a net worth (as determined in accordance with GAAP, but excluding intellectual property and any other intangible assets (“Net Worth”)) immediately after the Transfer that is not less than the Net Worth of Tenant immediately before the Transfer, and (B) if Tenant is a closely held professional service firm, at least 50% of its equity owners existing 12 months before the Transfer are also equity owners of the successor entity; (v) except in the case of a Change of Control, the transferee is qualified to conduct business in the State of California; (vi) in the case of a Change of Control, (A) Tenant is not a closely held professional service firm, and (B) Tenant’s Net Worth immediately after the Change of Control is not less than its Net Worth immediately before the Change of Control; and (vii) the Transfer is made for a good faith operating business purpose and not in order to evade the requirements of this Section 14. As used herein “Affiliate” means, with respect to any party, a person or entity that controls, is under common control with, or is controlled by such party.

15                          SURRENDER. Upon the expiration or earlier termination hereof, and subject to Sections 8 and 11 and this Section 15, Tenant shall surrender possession of the Premises to Landlord in as good condition and repair as existed when Tenant took possession and as thereafter improved by Landlord and/or Tenant, except for reasonable wear and tear and repairs that are Landlord’s express responsibility hereunder. Before such expiration or termination, Tenant, without expense to Landlord, shall (a) remove from the Premises all debris and rubbish and all furniture, equipment, trade fixtures, Lines, free-standing cabinet work, movable partitions and other articles of personal property that are owned or placed in the Premises by Tenant or any party claiming by, through or under Tenant (except for any Lines not required to be removed under Section 23), and (b) repair all damage to the Premises and Building resulting from such removal. If Tenant fails to timely perform such removal and repair, Landlord may do so at Tenant’s expense (including storage costs). If Tenant fails to remove such property from the Premises, or from storage, within 30 days after notice from Landlord, any part of such property shall be deemed, at Landlord’s option, either (x) conveyed to Landlord without compensation, or (y) abandoned.

16                          HOLDOVER. If Tenant fails to surrender the Premises upon the expiration or earlier termination hereof, Tenant’s tenancy shall be subject to the terms and conditions hereof; provided, however, that such tenancy shall be a tenancy at sufferance only, for entire Premises, and Tenant shall pay Monthly Rent (prorated on a per-diem basis for any partial month) at a rate equal to the Applicable Percentage (defined below) of the Monthly Rent applicable during the last calendar month of the Term. As used herein, “Applicable Percentage” means, for any holdover, (a) 125% during the first 30 days of such holdover, and (b) 150% during the balance of such holdover. Nothing in this, Section 16 shall limit Landlord’s rights or remedies or be deemed a consent to any holdover. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover. Tenant shall be liable for all resulting damages, including lost profits, incurred by Landlord.

17                          SUBORDINATION: ESTOPPEL CERTIFICATES.

17.1        This Lease shall be subject and subordinate to all existing and future ground or underlying leases, mortgages, trust deeds and other encumbrances against the Building or Project, all renewals, extensions, modifications, consolidations and replacements thereof (each, a “Security Agreement”), and all advances made upon the security of such mortgages or trust deeds, unless in each case the holder of such Security Agreement (each, a “Security Holder”) requires in writing that this Lease be superior thereto, Upon any termination or foreclosure (or any delivery of a deed in lien of foreclosure) of any Security Agreement. Tenant, upon request, shall attorn, without deduction or set-off, to the Security Holder or purchaser or any successor thereto and shall recognize such party as the lessor hereunder and agree to continue this Lease as a direct lease between Tenant, as tenant, and such party, as landlord, provided that such party agrees to recognize Tenant’s rights as tenant hereunder and continue this lease as a direct lease between such party, as landlord, and Tenant as tenant (provided, however, that such party shall not be (i) bound by any payment of Rent for more than one (1) month in advance; (ii) liable for (A) the return of any security deposit, letter of credit or other collateral, except to the extent it was received by such party, or (B) any act, omission, representation, warranty of default of any prior landlord (including Landlord); or (iii) subject to any offset or defense that Tenant might have against any prior landlord (including Landlord); provided further, however, that nothing in the preceding clauses (ii)(B) or (iii) shall limit the liability of such party for any default by such prior landlord to the extent it continues following the acquisition of such prior landlord’s interest hereunder by such party, unless such default consists of (x) a breach of an obligation relating to the design, construction, or repair of any defect in any Leasehold Improvements or other improvements to the Building, or (y) a failure to disburse, pay or reimburse any funds to Tenant). Within 10 days after request by Landlord. Tenant shall execute such further instruments as Landlord may reasonably deem necessary to evidence the subordination or superiority of this Lease to any Security Agreement. Tenant waives any right it may have under Law to terminate or otherwise adversely affect this Lease or Tenant’s obligations hereunder upon a foreclosure. Within 10 business days after Landlord’s request. Tenant shall execute and deliver to Landlord a commercially reasonable estoppel certificate in favor of such parties as Landlord may reasonably designate, including current and prospective Security Holders and prospective purchasers.

17.2        Notwithstanding Section 17.1. Tenant’s agreement to subordinate this Lease to a future Security Agreement shall not be effective unless Landlord has provided Tenant with a commercially reasonable non-disturbance agreement from the Security Holder. For purposes of the preceding sentence, a non-disturbance agreement shall not be deemed commercially reasonable unless it provides that: (a) so long as no Default exists, this Lease and Tenant’s right to possession hereunder shall remain in full force and effect; (b) the Security Holder shall have additional time (not to exceed 90 days after written notice from Tenant) to cure any default of Landlord; and (c) neither the Security Holder nor any successor in interest shall be (i) bound by (A) any payment of Rent for more than one (1) month in advance, or (B) any amendment of this Lease made without the written consent of the Security Holder or such successor in interest; (ii) liable for (A) the return of any security deposit, letter of credit or other collateral, except to the extent it was received by the Security Holder, or (B) any act, omission, representation, warranty or default of any prior landlord (including Landlord); or (iii) subject to any offset or defense that Tenant might have against any prior landlord (including Landlord); provided, however, that nothing in the preceding clauses (c)(ii)(B) or (c)(iii) shall limit the liability of the Security Holder or such successor in interest for any default by such prior landlord to the extent it continues following the acquisition of such prior landlord’s interest hereunder by the Security Holder or such successor in interest, unless such default consists of (x) a breach of an obligation relating to the design, construction, or repair of any defect in any Leasehold Improvements or other improvements to the Building, or (y) a failure to disburse, pay or reimburse any funds to Tenant.

17.3        The parties acknowledge that before entering into this Lease Landlord has provided to Tenant the standard form of SNDA used by Landlord’s existing Security Holder (“Existing Security Holder”), Promptly upon receiving Tenant’s written comments to such form of SNDA. Landlord shall forward the same to Existing Security Holder, request Existing Security to execute the SNDA, and provide Tenant with the contact information for Existing Security Holder’s attorney. Tenant shall promptly reimburse Landlord for (or, upon Landlord’s request, promptly pay directly to Existing Security Holder or its attorney, as the case may be) all expenses and costs, including attorney’s fees, that Landlord becomes required to pay to Existing Security Holder in connection with any negotiation, preparation execution or delivery of such SNDA.

18                          ENTRY BY LANDLORD. At all reasonable times and upon reasonable notice to Tenant, or in an emergency, Landlord may enter the Premises to (i) inspect the Premises; (ii) show the Premises to prospective purchasers, current or prospective Security Holders or insurers, or, during the last 12 months of the Term for while an uncured Default exists), prospective tenants; (iii) post notices of non-responsibility; or (iv) perform maintenance, repairs or alterations. Upon reasonable prior notice to Tenant (which notice, notwithstanding Section 25.1, may be delivered by e-mail, fax, telephone or orally and in person), Landlord may enter the Premises to perform any required services. If reasonably necessary, Landlord may temporarily close any portion of the Premises to perform maintenance, repairs or (to the extent required by Law or reasonably required for the construction of tenant improvements for another tenant of the Building) alterations. In an emergency, Landlord may use any means it deems proper to open doors to and in the Premises. Except in an emergency, Landlord shall use reasonable efforts to minimize interference with Tenant’s use of the Premises. Except in an emergency, Landlord shall comply with any reasonable security procedures of Tenant (which shall be limited to procedures requiring identification of the person(s) entering the Premises, accompaniment by a Tenant employee, and/or the wearing of a badge). No entry into or closure of any portion of the Premises pursuant to this Section 18 shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder.

19                          DEFAULTS; REMEDIES.

19.1        Events of Default. The occurrence of any of the following shall constitute a “Default”:

19.1.1              Any failure by Tenant to pay any Rent when due unless such failure is cured within five (5) business days after notice from Landlord of such failure; or

19.1.2              Except where a specific time period is otherwise set forth for Tenant’s cure herein (in which event Tenant’s failure to cure within such time period shall be a Default), and except as otherwise provided in this Section 19.1, any breach by Tenant of any other provision hereof where such breach continues for 30 days after notice from Landlord; provided that if such breach cannot reasonably be cured within such 30-day period, Tenant shall not be in Default as a result of such breach if Tenant diligently commences such cure within such period, thereafter diligently pursues such cure, and completes such cure within 60 days after Landlord’s notice; or

19.1.3              Abandonment of the Premises by Tenant; or

19.1.4              Any breach by Tenant of Sections 5, 14, 17, 18 or 25.3 where such breach continues for more than five (5) business days after notice from Landlord.

If (a) Tenant breaches a particular provision hereof (other than a provision requiring payment of Rent), and Landlord notifies Tenant of such breach, on three (3) separate occasions during any 12-month period; (b) such breaches harm any tenants, prospective tenants, occupants of adjacent property, or other third parties; and (c) such breaches are collectively material, then Tenant’s subsequent breach of such provision shall be, at Landlord’s option, an incurable Default. To the extent the notice periods provided herein satisfy any notice periods provided by Law, Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

19.2        Remedies Upon Default. Upon any Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (which shall be cumulative and nonexclusive), the option to pursue any one or more of the following remedies (which shall be cumulative and nonexclusive) without any notice or demand.

19.2.1              Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof; without being liable for prosecution or any claim or damages therefor, and Landlord may recover from Tenant the following:

(a)                       The worth at the time of award of the unpaid Rent which has been earned at the time of such termination; plus

(b)                       The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)                        The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(d)                       Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations hereunder or which in the ordinary course of things would be likely to result therefrom, including (but only to the extent reasonably attributable to the remaining Term) brokerage commissions, advertising expenses, expenses of remodeling any portion of the Premises for a new tenant (whether for the same or a different use), and any special concessions made to obtain a new tenant; plus

(e)                        At Landlord’s option, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Law.

As used in Sections 19.2.1(a) and (b), the “worth at the time of award” shall be computed by allowing interest at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord shall reasonably designate if such rate ceases to be published) plus two (2) percentage points, or (ii) the highest rate permitted by Law. As used in Section 19.2.1(c), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

19.2.2              Landlord shall have the remedy described in California Civil Code § 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

19.2.3              Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, or any Law or other provision hereof), without prior demand or notice except as required by Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3        Efforts to Relet. Unless Landlord provides Tenant with express notice to the contrary, no re-entry, repossession, repair, maintenance, change, alteration, addition, reletting, appointment of a receiver or other action or omission by Landlord shall (a) be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, or (b) operate to release Tenant from any of its obligations hereunder. Tenant waives, for Tenant and for all those claiming by, through or under Tenant, California Civil Code § 3275 and California Code of Civil procedure §§ 1174(c) and 1179 and any existing or future rights to redeem or reinstate, by order or judgment of any court or by any legal process or writ, this Lease or Tenant’s right of occupancy of the Premises after any termination hereof.

19.4        Landlord Default.

19.4.1              Landlord shall not be in default hereunder unless it breaches any provision hereof where such breach continues for 30 days after notice from Tenant; provided that if such breach cannot reasonably be cured within such 30-day period, Landlord shall not be in default hereunder as a result of such breach if Landlord diligently commences such cure within such period, thereafter diligently pursues such cure, and completes such cure within 90 days after Tenant’s notice.

19.4.2              If Landlord becomes in default hereunder (as provided in Section 19.4.1) as a result of any breach by Landlord of its obligations under Section 7.1.2.A to keep in good condition and repair the roof of the Building, the exterior walls and windows of the Building, or any system of the Building for which Landlord is responsible under Section 7.1.2.A, and if such default materially and adversely affects the conduct of Tenant’s business in the Premises, then Tenant may thereafter provide Landlord with a notice (in addition to those required under Section 19.4.1 in order for Landlord to become in default) stating that if Landlord does not perform such obligation then Tenant will exercise its right to do so under this Section 19.4.2, and if Landlord does not commence performance of such obligation within 10 business days after such notice and thereafter diligently pursue such performance until completion, Tenant may perform such obligation. If Tenant performs any such obligation of Landlord, then (a) Tenant shall do so (i) in a first-class manner using materials of the same (or better) quality as those being repaired or replaced, (ii) using, where commercially reasonable, Landlord’s approved contractors, (iii) in compliance with all Laws, and (iv) in a manner that does not impair the Base Building; (b) if, as a result of such work, Landlord becomes required under Law to perform any inspection, give any notice, or cause such Tenant Work to be performed in any particular manner, Tenant shall comply with such requirement and promptly provide Landlord with reasonable documentation of such compliance; (c) Tenant shall promptly provide Landlord with copies of any governmental permits required to perform the work; and (d) to the extent Landlord is responsible hereunder for the maintenance or repair of any item repaired or installed by Tenant. Tenant shall promptly make available to Landlord the benefit of any warranties received in connection therewith, If Tenant performs any such obligation of Landlord in accordance with this Section 19.4.2, then (x) Landlord shall reimburse Tenant, within 10 business days after receiving demand therefor and reasonable documentation thereof, the reasonable out-of-pocket costs incurred by Tenant in so performing such obligation; and (y) if Landlord fails to provide such reimbursement within such 10-business-day period. Tenant, after 30 days’ notice to Landlord, may withhold the amount Landlord failed to reimburse as required hereunder from the next due installment(s) of Rent until Tenant is fully reimbursed.

19.4.3              Notwithstanding any contrary provision hereof, before exercising any remedies for a default by Landlord, Tenant shall give notice and a reasonable time to cure to any Security Holder of which Tenant has been notified.

20                          LANDLORD EXCULPATION. Notwithstanding any contrary provision hereof, (a) the liability of the Landlord Parties to Tenant shall be limited to an amount equal to the lesser of (i) the value of Landlord’s interest in the Building, or (ii) the value of the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to 80% of the value of the Building (as such value is determined by Landlord); (b) Tenant shall look solely to Landlord’s interest in the Building for the recovery of any judgment of award against any Landlord Party; (c) no Landlord Party shall have any personal liability for any judgment or deficiency, and Tenant waives and releases such personal liability on behalf of itself and all parties claiming by, through or under Tenant; and (d) no Landlord Parry shall be liable for any injury or damage to, or interference with, Tenant’s business, including loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or for any form of special or consequential damage. For purposes of this Section 20. “Landlord’s interest in the Building” shall include rents paid by tenants, insurance proceeds, condemnation proceeds, and proceeds from the sale of the Building (collectively, “Owner Proceeds”); provided, however, that Tenant shall not be entitled to recover Owner Proceeds from any Landlord Party (other than Landlord) or any other third party after they have been distributed or paid to such party; provided further, however, that nothing in this sentence shall diminish any right Tenant may have under Law, as a creditor of Landlord, to initiate or participate in an action to recover Owner Proceeds from a third party on the grounds that such third party obtained such Owner Proceeds when Landlord was, or could reasonably be expected to become, insolvent or in a transfer that was preferential or fraudulent as to Landlord’s creditors.

21                          [Intentionally Omitted.]

22                          [Intentionally Omitted.]

23                          COMMUNICATIONS AND COMPUTER LINES. All Lines shall be (a) installed in accordance with Section 7; and (b) clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, and the purpose of such Lines (i) every six (6) feet outside the Premises (including the electrical room risers and any Common Areas), and (ii) at their termination points. Landlord may designate specific contractors for work relating to vertical Lines. Sufficient space for additional cables shall be maintained for other occupants, as reasonably determined by Landlord. Unless otherwise notified by Landlord. Tenant, at its expense and before the expiration or earlier termination hereof, shall remove all Lines and repair any resulting damage. As used herein. “Lines” means all communications or computer wires and cables serving the Premises and installed by or for the benefit of Tenant.

24                          PARKING. Tenant may park in the Building’s parking facilities (the “Parking Facility”), in common with other parties, upon the following terms and conditions. Tenant shall not use more than the number of unreserved and/or reserved parking spaces set forth in Section 1.9. Tenant shall not be required to pay any additional rental for such use of such parking spaces. Landlord shall not be liable to Tenant, not shall this Lease be affected, if any parking is impaired by (or any parking charges are imposed as a result of) any Law. Tenant shall comply with all reasonable rules and regulations established by Landlord from time to time for the orderly operation and use of the Parking Facility, including any reasonable sticker or other identification system and the prohibition of vehicle repair and maintenance activities in the Parking Facility. Landlord may, in its reasonable discretion, allocate and assign parking passes among Tenant and the other tenants in the Building provided that such allocation and assignment does not materially increase Tenant’s obligations or materially reduce Tenant’s rights hereunder. Tenant’s use of the Parking Facility shall be at Tenant’s sole risk, and Landlord shall have no duty to prevent any third party from causing any damage to or theft of any vehicles or other property occurring in the Parking Facility or otherwise in connection with any use of the Parking Facility by Tenant or its employees or invitees. Landlord may alter the size, configuration, design, layout or any other aspect of the Parking Facility without abatement of Rent or liability to Tenant provided that such alteration does not materially impair Tenant’s rights under this Section 24. In addition, for purposes of facilitating any such alteration, Landlord may temporarily deny or restrict access to the Parking Facility, without abatement of Rent or liability to Tenant, provided that Landlord uses commercially reasonable efforts to make reasonable substitute parking available to Tenant. Landlord may delegate its responsibilities hereunder to a parking operator, in which case (i) such parking operator shall have all the right, of control reserved herein by Landlord, (ii) Tenant shall enter into a commercially reasonable parking agreement with such parking operator on substantially the same terms and conditions as those set forth herein with respect to the parking spaces, (iii) Tenant shall pay such parking operator, rather than Landlord, any amounts required to be paid hereunder with respect to the parking spaces, and (iv) Landlord shall have no liability for claims arising through acts or omissions of such parking operator except to the extent caused by Landlord’s negligence or willful misconduct. Tenant’s parking rights under this Section 24 are solely for the benefit of Tenant’s employees and invitees and such rights may not be transferred without Landlord’s prior consent, except pursuant to a Transfer permitted under Section 14.

25                          MISCELLANEOUS.

25.1                  Notices. Except as provided in Section 18, no notice, demand, statement, designation, request, consent, approval, election or other communication given hereunder (“Notice”) shall he binding upon either party unless (a) it is in writing; (b) it is (i) sent by certified or registered mail, postage prepaid, return receipt requested, (ii) delivered by a nationally recognized courier service, or (iii) delivered personally; and (c) it is sent or delivered to the address set forth in Section 1.10 or 1.11, as applicable, or to such other place (other than a P.O. box) as the recipient may from time to time designate in a Notice to the other party. Any Notice shall be deemed received on the earlier of the date of actual delivery or the date on which delivery is refused, or, if Tenant is the recipient and has vacated its notice address without providing a new notice address, three (3) business days after the date the Notice is deposited in the U.S. mail or with a courier service as described above. No provision of this Lease expressly requiring a particular Notice to be in writing shall limit the generality of clause (a) of the first sentence of this Section 25.1.

25.2                  Force Majeure. If either party is prevented from performing any obligation hereunder by any strike, act of God, war, terrorist act, shortage of labor or materials, governmental action, civil commotion or other similar cause beyond such party’s reasonable control (“Force Majeure”), such obligation shall be excused during (and any time period for the performance of such obligation shall be extended by) the period of such prevention; provided, however, that this Section 25.2 shall not (a) permit Tenant to hold over in the Premises after the expiration or earlier termination hereof, (b) excuse any of Tenant’s obligations under Sections 3, 4, 5, 21 or 25.3 or any of Tenant’s obligations whose nonperformance would interfere with another occupant’s use occupancy or enjoyment of its premises or the Project, or (c) except as may be expressly provided herein, extend any period of time whose expiration results, under the express terms hereof, in an abatement of Rent or a right to terminate this Lease.

25.3                  Representations and Covenants. Tenant represents, warrants and covenants that (a) Tenant is, and at all times during the Term will remain, duly organized, validly existing and in good standing under the Laws of the state of its formation and qualified to do business in the state of California; (b) neither Tenant’s execution of not its performance under this Lease will cause Tenant to be in violation of any agreement or Law; (c) Tenant (and any guarantor hereof) has not, and at no time during the Term will have, (i) made a general assignment for the benefit of creditors, (ii) filed a voluntary petition in bankruptcy; (iii) suffered the filing by creditors of an involuntary petition in bankruptcy which is not dismissed within 30 days; (iv) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (v) suffered the attachment or other judicial seizure of all or substantially all of its assets, (vi) admitted in writing its inability to pay its debts as they come due, or (vii) made an offer of settlement, extension or composition to its creditors generally; and (d) no party that (other than through the passive ownership of interests traded on a recognized securities exchange) constitutes, owns, controls, or is owned or controlled by Tenant, any guarantor hereof or any subtenant of Tenant is, or any time during the Term will be, (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the parties identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list, with the result that it becomes unlawful for Landlord to do business with Tenant.

25.4                  Signs. Landlord shall include Tenant’s name in any tenant directory located in the lobby on the first floor of the Building. If any part of the Premises is located on a multi-tenant floor, Landlord, at Tenant’s cost, shall provide identifying suite signage for Tenant comparable to that provided by Landlord on similar floors in the Building Tenant may not install (a) any signs outside the Premises, or (b) without Landlord’s prior consent in its sole and absolute discretion, any signs, window coverings, blinds or similar items that are visible from outside the Premises (provided, however, that Landlord shall not unreasonably withhold its consent to the placement of a sign showing the Tenant Name (defined in Section 5.1 of Exhibit F) in the portion of the Premises on the first (1st) floor of the Building that serves as Tenant’s reception area). Landlord shall not install (or permit any other party to install) in any Common Area located on the ground floor of the Building any sign other than a directory or directional sign.

25.5                  Supplemental HVAC. If any supplemental HVAC unit (a “Unit”) serves the Premises, then (a) Tenant shall pay the costs of all electricity consumed in the Unit’s operation, together with the cost of installing a meter to measure such consumption; (b) Tenant, at its expense, shall (i) operate and maintain the Unit in compliance with all applicable Laws and such reasonable rules and procedures as Landlord may impose; (ii) keep the Unit in as good working order and condition as exists upon its installation (or, if later, on the date Tenant takes possession of the Premises), subject to normal wear and tear and damage resulting from Casualty; (iii) maintain in effect, with a contractor reasonably approved by Landlord, a contract for the maintenance and repair of the Unit, which contract shall require the contractor, at least once every three (3) months, to inspect the Unit and provide to Tenant a report of any defective conditions, together with any recommendations for maintenance, repair or parts-replacement; (iv) follow all reasonable recommendation of such contractor, and (v) promptly provide to Landlord a copy of such contract and each report issued thereunder (provided, however, that Tenant shall not be required to perform any repair or replacement of any Unit if such repair or replacement is capital in nature (as reasonably determined by Landlord in accordance with GAAP) and is not made necessary by any Alteration or Act of Tenant, except to the extent. If any, that such repair or replacement is necessary in order to put such Unit into a configuration or condition that complies with Law and does not pose an unreasonable hazard to person or property); (c) the Unit shall become Landlord’s property upon installation and without compensation to Tenant, provided, however, that if the Unit does not exist on the date hereof, then at the expiration or earlier termination hereof, Tenant, at its expense, shall remove the Unit and repair any resulting damage; (d) the Unit shall be deemed (i) a Leasehold Improvement (except for purposes of Section 8), and (ii) for purposes of Section 11, part of the Premises; (e) if the Unit exists on the date of mutual execution and delivery hereof, Tenant accepts the Unit in its “as is” condition, without representation or warranty as to quality, condition, fitness for use or any other matter; (f) [Intentionally Omitted]; and (g) if any portion of the Unit is located on the roof, then (i) Tenant’s access to the roof shall be subject to such reasonable rules and procedures as Landlord may impose; (ii) Tenant shall maintain the affected portion of the roof in a clean and orderly condition and shall not interfere with use of the roof by Landlord or any other tenants or licensees; and (iii) Landlord may relocate the Unit and/or temporarily interrupt its operation, without liability to Tenant, as reasonably necessary to maintain and repair the roof or otherwise operate the Building.

25.6                  Attorneys’ Fees. In any action or proceeding between the parties, including any appellate or alternative dispute resolution proceeding, the prevailing party may recover from the other party all of its costs and expenses in connection therewith, including reasonable attorneys’ fees and costs. Tenant shall pay all reasonable attorneys’ fees and other fees and costs that Landlord incurs in enforcing this Lease (a) where Tenant has failed to pay Rent when due, or (b) in any bankruptcy case, assignment for the benefit of creditors, or other insolvency, liquidation or reorganization proceeding involving Tenant or this Lease.

25.7                  Brokers. Tenant represents to Landlord that it has dealt only with Tenant’s Broker as its broker in connection with this Lease. Tenant shall indemnify, defend, and hold Landlord harmless from all claims of any brokers, other than Tenant’s Broker, claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify, defend and hold Tenant harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Lease. Tenant acknowledges that any Affiliate of Landlord that is involved in the negotiation of this Lease is representing only Landlord, and that any assistance rendered by any agent or employee of such Affiliate in connection with this Lease or any subsequent amendment or other document related hereto has been or will be rendered as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

25.8                  Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the Laws of the State of California. THE PARTIES WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW. THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE. THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY.

25.9                  Waiver of Statutory Provisions. Each party waives California Civil Code §§ 1932(2) and 1933(4). Tenant waives (a) any rights under (i) California Civil Code §§ 1932(1), 1941, 1942, 1950.7 or any similar Law, or (ii) California Code of Civil Procedure § 1265.130; and (b) any right to terminate this Lease under California Civil Code § 1995.310.

25.10           Interpretation. As used herein, the capitalized term “Section” refers to a section hereof unless otherwise specifically provided herein. As used in this Lease the terms “herein,” “hereof,” “hereto” and “hereunder” refer to this Lease and the term “include” and its derivatives are not limiting. Any reference herein to “any part” or “any portion” of the Premises, the Property or any other property shall be construed to refer to all or any part of such property. Wherever this Lease requires Tenant to comply with any Law, rule, regulation, procedure or other requirement or prohibits Tenant from engaging in any particular conduct this Lease shall be deemed also to require Tenant to cause each of its employees, licensees, invitees and subtenants, and any other party claiming by, through or under

Tenant, to comply with such requirement or refrain from engaging in such conduct, as the case may be. Wherever this Lease requires Landlord to provide a customary service or to act in a reasonable manner (whether in incurring an expense, establishing a rule or regulation, providing an approval or consent, or performing any other act), this Lease shall be deemed also to provide that whether such service is customary or such conduct is reasonable shall be determined by reference to the practices of owners of buildings that (i) are comparable to the Building in size, age, class, quality and location, and (ii) at Landlord’s option, have been, or are being prepared to be, certified under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar rating system (“Comparable Buildings”) Tenant waives the benefit of any rule that a written agreement shall be construed against the drafting party. Whenever this Lease requires all approval, consent, selection or judgment by either Landlord or Tenant, unless another standard (such as “good faith”) is expressly set forth, such approval, consent, selection or judgment shall not be unreasonably withheld or delayed. For purposes hereof, (a) a matter (such as the application or violation of a Law) shall be deemed to result from a particular use (as distinguished from general office/R&D use) of the Premises if and only if such matter results from such use and a different office/R&D use could be made of the Premises without resulting in such matter; and (b) a matter (such as compliance with a Law) shall be deemed to be required for a particular use (as distinguished from general office/R&D use) of the Premises if and only if such matter is required for such use and a different office/R&D use could be made of the Premises without requiring such matter. For purposes hereof, a portion of the Premises shall be deemed to be untenantable during any period in which it cannot be used for any office/R&D use and is not used by Tenant other than to store Tenant’s property.

25.11           Entire Agreement. This Lease sets forth the entire agreement between the parties relating to the subject matter hereof and supersedes any previous agreements (none of which shall be used to interpret this Lease). Tenant acknowledges that in entering into this Lease it has not relied upon any representation, warranty or statement, whether oral or written, not expressly set forth herein. This Lease can be modified only by a written agreement signed by both parties.

25.12           Other. Landlord, at its option, may cure any Default, without waiving any right or remedy or releasing Tenant from any obligation, in which event Tenant shall pay Landlord, upon demand, the cost of such cure. If any provision hereof is void or unenforceable, no other provision shall be affected. Submission of this instrument for examination or signature by Tenant does not constitute an option or offer to lease, and this instrument is not binding until it has been executed and delivered by both parties. If Tenant is comprised of two or more parties, their obligations shall be joint and several. Time is of the essence with respect to the performance of every provision hereof in which time of performance is a factor. So long as Tenant performs its obligations hereunder, Tenant shall have peaceful and quiet possession of the Premises against any party claiming by, through or under Landlord, subject to the terms hereof. Landlord may transfer its interest herein, in which event Landlord shall be released from, and Tenant shall look solely to the transferee for the performance of, all of Landlord’s obligations arising hereunder after the date of such transfer (including the return of any Security Deposit), but only to the extent the transferee has assumed such obligations (whether by agreement or by operation of Law), and Tenant shall attorn to the transferee. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Property, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required to disclose to a prospective buyer, tenant or Security Holder under California Public Resources Code § 25402.10 or any similar Law. Landlord reserves all rights not expressly granted to Tenant hereunder, including the right to make alterations to the Project. No rights to any view of to light or air over any property are granted to Tenant hereunder. Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of Parcel Maps and conditions, covenants and restrictions, so long as such easements, rights, dedications. Parcel Maps and conditions, covenants and restrictions do not (a) unreasonably interfere with Tenant’s use of the Premises, the Common Area or the Parking Facility, including access thereto, or (b) materially increase Tenant’s obligations or materially reduce Tenant’s rights hereunder. Upon 10 days prior written request, Tenant shall sign any such documents, and take such other actions, which are reasonably necessary or appropriate to accomplish such granting, recordation and subordination of this Lease to same. The expiration or termination hereof shall not relieve either party of any obligation that accrued before, or continues to accrue after, such expiration or termination.

25.13           Athletic Facility. Subject to the provisions of this Section 25.13, Landlord shall provide Tenant with the Applicable Number (defined below) of memberships to the athletic facility located at 1100 Seaport Boulevard, Redwood City, California (the “Athletic Facility “). Such memberships shall be for the non-exclusive use of the Athletic Facility by Tenant’s employees during the Term. Such memberships shall be provided at no additional periodic charge beyond that required under Sections 1.5 and 3, provided, however that subject to the terms of such memberships, additional charges for particular services or privileges may apply. Any Tenant employee electing to use one of the memberships and the Athletic Facility first shall execute and deliver to Landlord (or the owner or operator of such Athletic Facility) Landlord’s (or such owner’s or operator’s) then-standard form of license or other agreement governing such use. The use of the Athletic Facility shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord (or the owner or operator of such Athletic Facility). Tenant shall indemnify, defend, protect, and hold the Landlord Parties harmless from any Claim that is imposed or asserted by any third party and arises from (a) any negligence or willful misconduct of Tenant’s employee(s) in connection with the use of the Athletic Facility, or (b) any breach by Tenant’s employee(s) of any representation, covenant or other term contained in the license or other agreement governing such employee’s use of the Athletic Facility. The costs of operating, maintaining and repairing the Athletic Facility shall be included as part of Expenses, subject to the terms and conditions of Section 4. For purposes of this Section 25.13, “Applicable Number” means the largest whole number not exceeding the number obtained by multiplying Tenant’s Project Share (defined below) by 6,400. As used herein, “Tenant’s Project Share” means the percentage obtained by dividing the rentable square footage of the Premises by the rentable square footage of the Project, as determined by Landlord from time to time. The parties acknowledge that, as of the date hereof, (a) the rentable square footage of the Project is 1,672,073 rentable square feet; and (b) Tenant’s Project Share is 6.3361%.

25.14                         Project Declaration. The parties acknowledge that (a) all provisions of this Lease are subject and subordinate to the terms of the Project Declaration (defined below), and (b) under the Project Declaration, the Declarant (as defined in the Project Declaration) or the Association (as defined in the Project Declaration) is responsible, by itself or through the Manager (as defined in the Project Declaration), for maintaining, repairing, replacing, restoring, operating and maintaining (“Operating”) the Project Common Areas (defined below) on the terms and conditions of, and subject to the allocation and assessment of costs incurred as provided in, the Project Declaration. Accordingly, the parties agree that, notwithstanding any contrary provision in this Lease, (i) Tenant’s rights hereunder are subject and subordinate to the terms of the Project Declaration; (ii) to the extent Landlord is no longer the Declarant nor the Manager (or to the extent the Project Common Areas are owned or Operated by the Association), Landlord’s obligations hereunder to provide Tenant (or Tenant’s employees) with rights to use the Project Common Areas shall be limited to the obligation to use commercially reasonable efforts to enforce the obligations of such parties under the Project Declaration to provide Tenant (or Tenant’s employees) with such rights; (iii) to the extent Landlord is no longer the Declarant nor the Manager (or to the extent the Project Common Areas are owned or Operated by the Association), Landlord’s obligations hereunder to Operate the Project Common Areas as described herein shall be limited to the obligations to (A) use commercially reasonable efforts to enforce the obligations of such parties under the Project Declaration to so Operate the Project Common Areas, and (B) perform any obligations to so Operate the Project Common Areas that Landlord may have under the Project Declaration; and (iv) all “Assessments” (as defined in the Project Declaration) attributable to the Property shall be included in Expenses, subject to the terms and conditions of Section 4. Landlord shall have no liability for claims arising from acts or omissions of the Association nor, to the extent Landlord is no longer the Declarant nor the Manager, for the acts or omissions of any such parties. Without limiting the foregoing, Landlord shall not be liable to Tenant, and Tenant shall not be entitled to any abatement of Rent, as a result of a person or entity exercising its rights under the Project Declaration. Tenant shall not breach, nor cause Landlord to be in breach of, the terms of the Project Declaration. Without limitation, Tenant, at its sole cost and expense, shall comply with the following terms of the Project Declaration to the extent applicable to the Tenant’s use and occupancy of the Premises and/or Tenant’s use of the Building or Project Common Areas: Sections 6.2, 6.3, 6.4, 7.1, 7.3, 7.4, 7.6, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18 and 7.19; provided, however, that Tenant shall not submit any plans for approval by the Committee (as defined in the Project Declaration) without the prior written consent of Landlord. As used herein, “Project Common Areas” means the areas defined in the Project Declaration as “Common Areas.” As used herein, “Project Declaration” means that certain Declaration of Covenants, Conditions, Restrictions, Easements and Charges for Commercial Planned Development dated June 9, 2000 and recorded July 21, 2000 as Instrument No. 2000-089122 in the Official Records of the County of San Mateo, California, as amended by (1) that certain First Amendment to Declaration of Covenants, Conditions, Restrictions, Easements and Charges for Commercial Planned Development dated as of December 6, 2006 and recorded December 7, 2006 as Instrument No. 2006-185322 in the Official Records of the County of San Mateo, California and (2) that certain Second Amendment to Declaration of Covenants, Conditions, Restrictions, Easements and Charges for Commercial Planned Development dated as of April    , 2007 and recorded April 11, 2007 as Instrument No. 2007-055324 in the Official Records of the County of San Mateo, California.

25.15                         Underlying Documents. Tenant agrees that (i) Tenant’s rights under this Lease are subject and subordinate to the Underlying Documents (defined below), (ii) Tenant shall not cause Landlord to be in breach of the Underlying Documents, and (iii) to the extent applicable to Tenant’s use and occupancy of the Premises and/or Tenant’s use of the Building and the Common Areas, Tenant shall comply with the terms of the Underlying Documents at its sole cost and expense. As used herein, “Underlying Documents” means any covenants, conditions restrictions and other documents of record applicable to the Project (except for the Project Declaration and any Security Agreement, which documents are addressed elsewhere in this Lease).

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

VII PAC SHORES INVESTORS, L.L.C., a
Delaware limited liability company

By:	/s/ Kenneth Young
Name:	Kenneth Young
Title:	Vice President

TENANT:

ROCKET FUEL INC. a Delaware corporation

By:	N/A
Name:	N/A
Title:
[chairman] [president] [vice-president]

By:	/s/ J. Peter Bardwick
Name:	J. Peter Bardwick
Title:	CFO	8/5/2013
[secretary][assistant secretary] [chief
financial officer] [assistant treasurer]

EXHIBIT A-1

PACIFIC SHORES CENTER – BUILDING NUMBER 3

OUTLINE OF SUITE 100

[FLOOR PLAN]

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Exhibit A-2

PACIFIC SHORES CENTER – Building Number 3

Outline of suite 300

[FLOOR PLAN]

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EXHIBIT A-3

PACIFIC SHORES CENTER – BUILDING NUMBER 3

OUTLINE OF SUITE 400

[FLOOR PLAN]

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EXHIBIT B

PACIFIC SHORES CENTER – BUILDING NUMBER 3

WORK LETTER

As used in the Exhibit B (this “Work Letter”), the following terms shall have the following meanings. “Initial Alterations” means all Alterations to be constructed in the Premises pursuant to this Work Letter, “Initial Alteration Work” means the construction of the Initial Alterations, together with any related work (including demolition) that is necessary to construct the Initial Alterations.

1                                 ALLOWANCE.

1.1               Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Allowance”) in the amount of $3,702,135.11 (i.e., $35.00 per rentable square foot of the Premises) to be applied toward (a) the TI Allowance Items (defined in Section 1.2.1 below), as more fully provided in Section 1.2.1 below, and (b) the Other Allowance Items (defined in Section 1.3 below), as more fully provided in Section 1.3 below. Tenant shall be responsible for all costs associated with the Initial Alteration Work, including the costs of the TI Allowance Items, to the extent such costs exceed the lesser of (a) the sum of the Allowance and the Space Planning Allowance (defined in Section 1.4 below), or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter. Tenant shall be responsible for all costs associated with the Other Allowance Items to the extent such costs exceed the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter. Notwithstanding any contrary provision of this Lease, if Tenant fails to use the entire Allowance by June 30, 2015, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

1.2               Disbursement of Allowance.

1.2.1                     TI Allowance Items. Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the “TI Allowance Items”) (a) the cost of planning, design and engineering of the Initial Alterations, including the fees of Tenant’s architect and engineers, if any, and any Review Fees (defined in Section 2.3 below); (b) plan-check, permit and license fees relating to performance of the Initial Alteration Work; (c) the cost of performing the Initial Alteration Work, including permitting, construction and installation costs, after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, contractors’ fees and general conditions, and project management fees; (d) the cost of any change to the base, shell or core of the Premises or Building required by Tenant’s plans and specifications (the “Plans”) (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any change to the Plans or Initial Alteration Work required by Law; (f) the Coordination Fee (defined in Section 2.3 below); and (g) sales and use taxes.

1.2.2                     Disbursement. Subject to the terms hereof, Landlord shall make monthly disbursements of the Allowance for TI Allowance Items as follows.

1.2.2.1                                   Monthly Disbursements. Not more frequently than once per calendar month. Tenant may deliver to Landlord: (i) a request for payment of Tenant’s contractor, approved by Tenant, in AIA G-702/G-703 format or another format reasonably requested by Landlord, showing the schedule of values, by trade, of percentage of completion of the Initial Alteration Work, detailing the portion of the work completed and the portion not completed (which approved request shall be deemed Tenant’s approval and acceptance of the work and materials described therein); (ii) copies of all third-party contracts (including change orders) pursuant to which the Initial Alteration Work has been performed. including paid invoices from all parties providing labor or materials to the Premises (collectively, the “Construction Contracts”); (iii) executed conditional mechanic’s lien releases from all parties providing labor or materials to the Premises (along with unconditional mechanic’s lien releases for any prior payments made pursuant to the paragraph) satisfying California Civil Code §§ 8132 and/or 8134, as applicable; and (iv) all other information reasonably requested by Landlord. Within 30 days after receiving such materials, Landlord shall deliver a check to Tenant, payable jointly to Tenant and its contractor, in the amount of the lesser of (a) Landlord’s Share (defined below) of the amount requested by Tenant pursuant to the preceding sentence, less a 10% retention (the aggregate amount of such retentions shall be referred to in this Work Letter as the “Final Retention”), or (b) the amount of any remaining portion of the Allowance (not including the Final Retention). Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work or materials described in Tenant’s payment request. As used in this Section 1.2.2.1. “Landlord’s Share” means the lesser of (i) 100%, or (ii) the percentage obtained by dividing the Allowance by the estimated sum of all TI Allowance Items, as determined based on the Construction Contracts.

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1.2.2.2                                   Final Retention. Subject to the terms hereof, Landlord shall deliver to Tenant a check for the Final Retention, together with any other undisbursed portion of the Allowance required to pay for the TI Allowance Items, within 30 days after the latest of (a) the completion of the Initial Alteration Work in accordance with the approved plans and specifications; (b) Landlord’s receipt of (i) copies of all Construction Contracts; (ii) executed unconditional mechanic’s lien releases satisfying California Civil Code § 8138; (iii) a certificate from Tenant’s architect, in a form reasonably acceptable to Landlord, certifying that the Initial Alteration Work has been substantially completed; (iv) evidence that all governmental approvals required for Tenant to legally occupy the Premises have been obtained, and (v) any other information reasonably requested by Landlord; (c) Tenant’s delivery to Landlord of “as built” drawings (in CAD format, if requested by Landlord); or (d) Tenant’s compliance with Landlord’s standard “close-out” requirements regarding city approvals, closeout tasks, Tenant’s contractor, financial close-out matters, and Tenant’s vendors. Landlord’s payment of the Final Retention shall not be deemed Landlord’s approval of acceptance of the work or materials described in Tenant’s payment requests.

1.3               Disbursement for Other Allowance Items. If any portion of the Allowance remains after the TI Allowance Items have been fully paid for, then, subject to the last sentence of Section 1.1 above, Landlord, upon Tenant’s request, shall disburse such portion of the Allowance, not to exceed $211,550.58 (i.e., $2.00 per rentable square foot of the Premises), to Tenant, to be applied toward the reasonable costs of purchasing and installing in the Premises Tenant’s Lines, furniture, equipment, fixtures and/or other personal property (collectively “Other Allowance Items”), within 30 days after receiving paid invoices from Tenant with respect to such costs.

1.4               Space Planning Allowance. In addition to providing the Allowance, Landlord shall reimburse Tenant an amount not to exceed $10,000.00 (the “Space Planning Allowance”) toward the cost of Tenant’s preparation of test-fits for the Premises. The Space Planning Allowance shall be paid to Tenant within 30 days following Landlord’s receipt of paid invoices for the test-fit costs incurred and a copy of full and final waivers of lien from the space planner and/or consultants retained by Tenant. If Tenant does not submit a request for payment of the entire Space Planning Allowance by June 30, 2015, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith.

1.5               Landlord Costs. If the reasonable cost of the Initial Alteration Work is increased by reason of any Landlord Condition (defined below) and not by reason of any Act of Tenant, then the Allowance shall be increased by an amount equal to such cost increase. As used herein, “Landlord Condition” means (a) the existence in the Premises on the Delivery Date of (i) asbestos-containing materials, or (ii) Hazardous Materials in amounts or conditions that violate applicable Laws, or (b) any failure, on the Delivery Date, of the configuration or condition of the Base Building or the Common Areas of the Building or the Project to comply with the ADA or any other applicable Law, other than any such failure resulting from any particular use of the Premises (as distinguished from general office/R&D use).

1.6               Failure to Disburse. If Landlord fails to disburse any portion of the Allowance when due hereunder and such failure continues for 30 days after Tenant’s demand therefor (which demand shall reference, and quote verbatim in its entirety, this Section 1.6). Tenant may deduct such portion of the Allowance from the next due installment of Rent and each subsequent installment of Rent until Tenant is fully reimbursed for such portion of the Allowance.

2                                 MISCELLANEOUS.

2.1               Applicable Lease Provisions. Without limitation, the Initial Alteration Work shall be subject to Sections 7.2, 7.3 and 8 of this Lease. For purposes of Section 7.3 of this Lease, Landlord hereby approves Quezada Architecture as Tenant’s architect for the Initial Alteration Work.

2.2               Plans and Specifications.

2.2.1                     Generally. Landlord shall provide Tenant with notice approving or disapproving any proposed plans and specifications for the Initial Alteration Work within 10 business days after the later of Landlord’s receipt thereof from Tenant of the mutual execution and delivery of this Lease. Any such notice of disapproval shall describe with reasonable specificity the basis of disapproval and the changes that would be necessary to resolve Landlord’s objections.

2.2.2.                  Proposed Initial Alterations. Landlord shall not withhold its consent, pursuant to Section 7.2 of this Lease, to any Initial Alterations described with reasonable specificity in the preliminary Fit Plan dated July 18, 2013 prepared by Quezada Architects, a copy of which is attached as Exhibit B-1 (“Proposed Initial Alterations”); provided, however, that Landlord may impose reasonable conditions upon such consent, including the condition that Tenant, at its expense and pursuant to Section 8 of this Lease, remove such Proposed Initial Alterations before the expiration or earlier termination of this Lease.

2

2.3               Review Fees; Coordination Fee. Tenant shall reimburse Landlord, upon demand, for any fees reasonably incurred by Landlord for review of the Plans by Landlord’s third party consultants (“Review Fees”). In consideration of Landlord’s coordination of the Initial Alteration Work, Tenant shall pay Landlord a fee (the “Coordination Fee”) in an amount equal to 1.25% of the amount of the Allowance (excluding any increases in the Allowance pursuant to Section 1.5 above). Other than the Review Fees and the Coordination Fee. Tenant shall not be required to pay any construction management, profit or overhead charges or review fees of Landlord in connection with the Initial Alteration Work.

2.4               Tenant Default. Notwithstanding any contrary provision of this Lease, if Tenant defaults under this Lease before the Initial Alteration Work is completed, then (a) Landlord’s obligations under this Work Letter shall be excused, and Landlord may cause Tenant’s contractor to cease performance of the Initial Alteration Work, until such default is cured, and (b) Tenant shall be responsible for any resulting delay in the completion of the Initial Alteration Work.

2.5               Landlord Delay. If, as a result of (a) any negligence, willful misconduct or breach of this Lease of or by Landlord, or (b) any Landlord Condition, and not in either case because of any failure of Tenant to use reasonable efforts to mitigate the effects thereof or because of any Act of Tenant. Tenant’s substantial completion of the Initial Alteration Work is delayed beyond the Outside Date (a “Landlord Delay”), then, as Tenant’s sole remedy for such Landlord Delay, the Outside Date shall be postponed by one (1) day for each day of such Landlord Delay.

2.6               No Obligation to Perform Initial Alteration Work. Nothing in this Work Letter shall be deemed to require Tenant to design or perform any Initial Alteration Work.

2.7               Other. This Work Letter shall not apply to any space other than the Premises.

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EXHIBIT B-1

PACIFIC SHORES CENTER – BUILDING NUMBER 3

PROPOSED INITIAL ALTERATIONS

See Attached

1

EXHIBIT C

PACIFIC SHORES CENTER – BUILDING NUMBER 3

CONFIRMATION LETTER

, 20

To:

Re: Office Lease (the “Lease”) dated                    , 20       , between                                        , a                                        (“Landlord”), and                                 , a                                      (“Tenant”), concerning Suite                    on the               floor of the building located at 1900 Seaport Boulevard, Redwood City, CA 94063, commonly known as Pacific Shores Center - Building Number 3.

Lease ID:

Business Unit Number:

Dear                               :

In accordance with the Lease, Tenant accepts possession of the Premises and confirms that the Commencement Date is               and the Expiration Date is                        .

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention. Please note that, pursuant to Section 2.1.1 of the Lease, if Tenant fails to execute and return (or, by notice to Landlord, reasonably object to) this letter within 10 days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

“Landlord”:

,
a

By:
Name:
Title:

Agreed and Accepted as of , 20 .

“Tenant”:

,
a

By:
Name:
Title:

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EXHIBIT D

PACIFIC SHORES CENTER — BUILDING NUMBER 3

RULES AND REGULATIONS

Tenant shall comply with the following rules and regulations (as modified or supplemented from time to time, the “Rules and Regulations”). Landlord shall not be responsible to Tenant for the nonperformance of any of the Rules and Regulations by any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control. Notwithstanding any contrary provision of this Exhibit D. Sections 2, 3 and 5 below shall not apply during any period in which the Premises comprise 100% of the rentable square footage of the Building.

1.                                      Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two (2) keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices and toilet rooms furnished to or otherwise procured by Tenant, and if any such keys are lost, Tenant shall pay Landlord the cost of replacing them or of changing the applicable locks if Landlord deems such changes necessary.

2.                                      All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3.                                      Landlord may close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant shall cause its employees, agents, contractors, invitees and licensees who use Building doors during such hours to securely close and lock them after such use. Any person entering or leaving the Building during such hours, or when the Building doors are otherwise locked, may be required to sign the Building register, and access to the Building may be refused unless such person has proper identification or has a previously arranged access pass. Landlord will furnish passes to persons for whom Tenant requests them. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. Landlord and its agents shall not be liable for damages for any error with regard to the admission or exclusion of any person to or from the Building. In case of invasion, mob, riot, public excitement or other commotion, Landlord may prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4.                                      Landlord may prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property. Any damage to the Building, its contents, occupants or invitees resulting from Tenant’s moving or maintaining any such safe or other heavy property shall be the sole responsibility and expense of Tenant (notwithstanding Sections 7 and 10.4 of this Lease).

5.                                      No furniture, freight or equipment shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.

6.                                      Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

7.                                      No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without Landlord’s prior consent. Tenant shall not disturb, solicit, peddle or canvass any occupant of the Project.

8.                                      The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance shall be thrown therein Notwithstanding Sections 7 and 10.4 of this Lease, Tenant shall bear the expense of any breakage, stoppage or damage resulting from any violation of this rule by Tenant or any of its employees, agents, contractors, invitees or licensees.

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9.                                      Tenant shall not overload the floor of the Premises, or mark, drive nails or screws or drill into the partitions, woodwork or (other than by reasonable methods in order to hang customary lightweight office decorations such as pictures and whiteboards) drywall of the Premises, or otherwise deface the Premises, without Landlord’s prior consent. Tenant shall not purchase bottled water, ice, towel, linen, maintenance or other like services from any person not on Landlord’s list of approved providers of such services or otherwise reasonably approved by Landlord.

10.                               Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained of operated in the Premises without Landlord’s prior consent.

11.                               Tenant shall not, without Landlord’s prior consent, use, store, install, disturb, spill, remove, release or dispose of, within or about the Premises or any other portion of the Project, any asbestos-containing materials, any solid, liquid of gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law, or any inflammable, explosive or dangerous fluid or substance provided, however, that Tenant may use, store and dispose of such substances in such amounts as are typically found in similar premises used for general office purposes provided that such use, storage and disposal does not damage any part of the Premises, Building or Project and is performed in a safe manner and in accordance with all Laws. Tenant shall comply with all Laws pertaining to and governing the use of such materials by Tenant and shall remain solely liable for the costs of abatement and removal. No burning candle or other open flame shall be ignited or kept by Tenant in or about the Premises, Building or Project.

12.                               Tenant shall not, without Landlord’s prior consent, use any method of healing of air conditioning other than that supplied by Landlord.

13.                               Tenant shall not use or keep any foul or noxious gas or substance in or on the Premises, or occupy or use the Premises in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors or vibrations, or interfere with other occupants or those having business therein, whether by the use of any musical instrument, radio, CD player or otherwise. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14.                               Tenant shall not bring into or keep within the Project, the Building or the Premises any animals (other than service animals), birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

15.                               No cooking shall be done in the Premises, nor shall the Premises be used for lodging, for living quarters or sleeping apartments, or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and invitees, provided that such use complies with all Laws.

16.                               The Premises shall not be used for manufacturing or for the storage of merchandise except to the extent such storage may be incidental to the Permitted Use. Tenant shall not occupy the Premises as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics or tobacco, or as a medical office, a barber or manicure shop, or an employment bureau, without Landlord’s prior consent. Tenant shall not engage or pay any employees in the Premises except those actually working for Tenant in the Premises, nor advertise for laborers giving an address at the Premises.

17.                               Landlord may exclude from the Project any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs, or who violates any of these Rules and Regulations.

18.                               Tenant shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

19.                               [Intentionally Omitted.]

20.                               Tenant shall store all its trash and garbage inside the Premises. No material shall be placed in the trash or garbage receptacles if, under Law, it may not be disposed of in the ordinary and customary manner of disposing of trash and garbage in the vicinity of the Building. All trash, garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes at such times as Landlord shall designate. Tenant shall comply with Landlord’s recycling program, if any.

21.                               Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

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22.                               Any persons employed by Tenant to do janitorial work (a) shall be subject to Landlord’s prior consent, and (b) shall not, in Landlord’s reasonable judgment, disturb labor harmony with any workforce or trades engaged to performing other work or services at the Project, and Tenant shall be responsible for all acts of such person.

23.                               No awning or other projection shall be attached to the outside walls of the Building without Landlord’s prior consent. Other than Landlord’s Building-standard window coverings, no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior consent. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings.

24.                               Tenant shall not obstruct any sashes, sash doors, skylights, windows or doors that reflect or admit light or air into the halls, passageways or other public places in the Building, nor shall Tenant place any bottles, parcels or other articles on the windowsills.

25.                               Tenant must comply with requests by Landlord concerning the informing of their employees of items of importance to the Landlord.

26.                               Tenant must comply with the State of California “No-Smoking” law set forth in California Labor Code Section 6404.5 and with any local “No-Smoking” ordinance that is not superseded by such law.

27.                               Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by Law.

28.                               All office equipment of an electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

29.                               Tenant shall not use my hand trucks except those equipped with rubber tires and rubber side guards.

30.                               No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without Landlord’s prior consent.

31.                               Without Landlord’s prior consent, Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises.

Landlord may from time to time modify or supplement these Rules and Regulations in a manner that, in Landlord’s reasonable judgment, is appropriate for the management, safety, care and cleanliness of the Premises, the Building, the Common Areas and the Project, for the preservation of good order therein, and for the convenience of other occupants and tenants thereof, provided that no such modification of supplement shall materially reduce Tenant’s rights or materially increase Tenant’s obligations hereunder. Landlord may waive any of these Rules and Regulations for the benefit of any tenant, but no such waiver shall be construed as a waiver of such Rule and Regulation in favor of any other tenant nor prevent Landlord from thereafter enforcing such Rule and Regulation against any tenant.

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EXHIBIT E

PACIFIC SHORES CENTER—BULDING NUMBER 3

JUDICIAL REFERENCE

IF THE JURY-WAIVER PROVISIONS OF SECTION 25.8 OF THIS LEASE ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THE PROVISIONS SET FORTH BELOW SHALL APPLY.

It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, fort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the “Referee Sections”). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter — except for copies ordered by the other parties — shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Section 25.6 of this Lease. The venue of the proceedings shall be in the county in which the Premises are located. Within 10 days of receipt by any party of a request to resolve any dispute or controversy pursuant to this Exhibit E, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such 10-day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from Jams/Endispute, Inc., ADR Services, Inc. or a similar mediation/arbitration entity approved by each party in its sole and absolute discretion. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with this Lease. The referee shall not, however, have the power to award punitive damages, nor any other damages that are not permitted by the express provisions of this Lease, and the parties waive any right to recover any such damages. The parties may conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California Law. The reference proceeding shall be conducted in accordance with California Law (including the rules of evidence), and in all regards, the referee shall follow California Law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Exhibit E. In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than six (6) months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within 9 months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the superior court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Exhibit E shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.

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EXHIBIT F

PACIFIC SHORES CENTER — BUILDING NUMBER 3

ADDITIONAL PROVISIONS

1.                                      Environmental Disclosure, Representation, and Indemnities.

1.1.                            Pursuant to Section 25359.7 of the California Health and Safety Code, Landlord hereby discloses to Tenant the condition of the Property described to that certain Phase I Environmental Site Assessment dated February, 2012, prepared by Enviro-Sciences (of Delaware), Inc. (the “Phase I Report”). Tenant acknowledges that Landlord has made a copy of such report available to Tenant (without warranty as to its accuracy or completeness), and the Tenant has fully reviewed such report.

1.2.                            Landlord represents and warrants to Tenant that, to Landlord’s actual knowledge (without inquiry other than review of the Phase I Report) as of the date hereof, and except as otherwise disclosed in the Phase I Report, the Property does not contain (a) any Hazardous Materials in amounts or conditions that violate applicable environmental Laws, (b) any asbestos-containing materials, or (c) any volatile organic compounds in the ground water of the Property that can reasonably be expected to cause material vapor intrusion into the Premises.

1.3.                            Without limiting its obligations under Section 10.1 of this Lease. Landlord shall indemnify, defend and hold harmless the Tenant Parties from and against (a) any fine or reasonable direct remedial cost or expense (including reasonable legal expenses and consultants’ fees) (collectively, “Costs”) that any Tenant Party may incur as a result of a cleanup, abatement, removal, or other remedial response (each, a “Remedial Response”) required of any Tenant Party by a governmental authority resulting from the introduction, production, use, generation, storage, treatment, disposal, discharge, release or other handling or disposition of any Hazardous Material on or about the Premises and/or the Property, and (b) any action or claim (a “Cost Claim”) asserted against any Tenant Party seeking to require such Tenant Party to pay any such Cost or perform any such Remedial Response. However, the foregoing indemnity obligation shall not apply to any Cost or Cost Claim to the extent arising from (i) any negligence or willful misconduct of any Tenant Party or any contractor of Tenant, (ii) any Hazardous Material introduced to or produced, stored or generated at the Premises and/or the Property by any Tenant Party or any contractor of Tenant, or (iii) any Known Hazardous Material (defined below) disturbed, distributed of exacerbated by any Tenant Party or any contractor of Tenant. As used herein, “Known Hazardous Material” means any Hazardous Material of whose existence at the Premises and/or the Property Tenant knows, has received notice, or should reasonably have known. In addition, the foregoing indemnity obligation shall not bind any party that acquires Landlord’s interest in the Property by foreclosure or deed in lieu of foreclosure, except to the extent of any Costs incurred as a result of any Remedial Response that such party was required under applicable Law to perform, but failed to perform, after such acquisition.

1.4.                            Without limiting its obligations under Section 10.1 of this Lease. Tenant shall indemnity, defend and hold harmless the Landlord Parties from and against (a) any Cost that any Landlord Party may incur as a result of a Remedial Response required of any Landlord Party by a governmental authority to the extent resulting from (i) the introduction, production, use, generation, storage, treatment, disposal, discharge, release, or other handling or disposition of any Hazardous Material on or about the Premises and/or the Property by any Tenant Party or any contractor of Tenant, or (ii) the disturbance, distribution or exacerbation of any Known Hazardous Material by any Tenant Party or any contractor of Tenant, and (b) any Cost Claim asserted against any Landlord Party seeking to require such Landlord Party to pay any such Cost or perform any such Remedial Response. However, the foregoing indemnity obligation shall not apply to any Cost or Cost Claim to the extent arising from any negligence or willful misconduct of any Landlord Party or any contractor of Landlord, or caused by the handling of any Hazardous Material on or about the Premises, the Building and/or the Property by any Landlord Party or any contractor of Landlord.

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2.                                     Acknowledgment of Notices.  Landlord has provided and Tenant hereby acknowledges receipt of the notices attached as Exhibit G and Exhibit H hereto, concerning the presence of certain uses and operations of neighboring parcels of land.

3.                                      Letter of Credit.

3.1.                               General Provisions.  Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for damages Landlord may suffer as a result of Tenant’s breach of one or more provisions of this Lease, including any damages arising under California Civil Code § 1951.2 following termination of this Lease, a standby, unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”) in the form of Exhibit F-1 and containing the terms required herein, in the face amount of One Million Six Hundred Thousand Dollars ($1,600,000.00) (as such amount may be reduced pursuant to Section 3.6 below, the “Letter of Credit Amount”), naming Landlord as beneficiary, issued (or confirmed) by Comerica Bank or another financial institution acceptable to Landlord in Landlord’s reasonable discretion, permitting multiple and partial draws thereon, and otherwise in form acceptable to Landlord in its reasonable discretion. Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is 60 days after the scheduled expiration date of the Term, as it may be extended from time to time. If the Letter of Credit held by Landlord expires before the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord not later than 45 days before the expiration date of the Letter of Credit then held by Landlord. In addition, if, at any time before the Final LC Expiration Date, the financial institution that issued (or confirmed) the Letter of Credit held by Landlord fails to meet the Minimum Financial Requirement (defined below), Tenant, within 10 business days after Landlord’s demand, shall deliver to Landlord, in replacement of such Letter of Credit, a new Letter of Credit issued (or confirmed) by a financial institution that meets the Minimum Financial Requirement and is otherwise acceptable to Landlord in Landlord’s sole discretion, whereupon Landlord shall return to Tenant the Letter of Credit that is being replaced. For purposes hereof, a financial institution shall be deemed to meet the “Minimum Financial Requirement” on a particular date if and only if, as of such date, such financial institution (i) has not been placed into receivership by the FDIC; and (ii) has a financial strength that, in Landlord’s good faith judgment, is not less than that which is then generally required by Landlord and its affiliates as a condition to accepting letters of credit in support of new leases. Any new Letter of Credit or certificate of renewal or extension (a “Renewal or Replacement LC”) shall comply with all of the provisions of this Section 3, shall be irrevocable, transferable and shall remain in effect for be automatically renewable) through the Final LC Expiration Date upon the same terms as the Letter of Credit that is expiring or being replaced.

3.2.                               Drawings under Letter of Credit.  If Tenant breaches any provision of this Lease, then (i) Landlord, without limiting its remedies, may draw upon the Letter of Credit in an amount necessary to satisfy any damages suffered by Landlord (including any damages arising under section California Civil Code § 1951.2 following termination of this Lease) as a result of such breach; and (ii) without limiting the preceding clause (i), if less than 45 days remain before the Final LC Expiration Date, then Landlord, without limiting its remedies, may draw upon the Letter of Credit in its entirety. In addition, if Tenant fails to furnish a Renewal or Replacement LC complying with all of the provisions of this Section 3 when required under this Section 3. Landlord, without limiting its remedies, may draw upon the Letter of Credit in us entirety: provided, however, that Landlord shall pay to Tenant any unapplied proceeds from such draw upon Tenant’s provision to Landlord of a Renewal or Replacement LC complying with all of the provisions of this Section 3. Proceeds of the Letter of Credit obtained through a draw permitted under this Section 3.2 may be held by Landlord, without segregation, in accordance with the terms of this Section 3 (the “LC Proceeds Account”) until applied to Landlord’s damages or paid to Tenant pursuant to this Section 3.

3.3.                               Use of Proceeds by Landlord.  The proceeds of the Letter of Credit shall constitute Landlord’s sole and separate property (and not Tenant’s property or the property of Tenant’s bankruptcy estate) and Landlord may, immediately upon any draw (and without notice to Tenant), apply or offset the proceeds of the Letter of Credit against (a) any Rent payable by Tenant under this Lease that is not paid when due; (b) all losses and damages

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that Landlord has suffered or that Landlord reasonably estimates that it may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease, including any damages arising under section California Civil Code § 1951.2 following termination of this Lease; (c) any costs incurred by Landlord in connection with this Lease (including attorneys’ fees); and (d) any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s failure to comply with this Lease. Provided that Tenant has performed all of its obligations under this Lease, Landlord shall pay to Tenant, within 45 days after the Final LC Expiration Date, the amount of any proceeds of the Letter of Credit received by Landlord and not applied as provided above; provided, however, that if, before the expiration of such 45-day period, a voluntary petition is filed by Tenant or any Guarantor, or an involuntary petition is filed against Tenant or any Guarantor by any of Tenant’s or Guarantor’s creditors, under the Federal Bankruptcy Code, then such payment shall not be required until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

3.4.                              Additional Covenants of Tenant.  If, for any reason, the amount of the Letter of Credit becomes less than the Letter of Credit Amount, Tenant shall, within 10 business days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 3, and if Tenant fails to comply with the foregoing, notwithstanding any contrary provision of this Lease, such failure shall constitute an incurable Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

3.5.                               Nature of Letter of Credit.  Landlord and Tenant (a) acknowledge and agree that in no event shall the Letter of Credit or any renewal thereof, any substitute therefor or any proceeds thereof (including the LC Proceeds Account) be deemed to be or treated as a “security deposit” under California Civil Code § 1950.7, as it may be amended or succeeded, or any other Law applicable to security deposits in the commercial context (“Security Deposit Laws”); (b) acknowledge and agree that the Letter of Credit (including any renewal thereof, any substitute therefor or any proceeds thereof) is not intended to serve as a security deposit and shall not be subject to the Security Deposit Laws; and (c) waive any and all lights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Tenant hereby waives the provisions of California Civil Code § 1950.7 and all other provisions of Law, now or hereafter in effect, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified above in this Section 3 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease or the acts or omission of Tenant or any other Tenant Related Parties, including any damages Landlord suffers following termination of this Lease.

3.6.                               Reduction in Letter of Credit Amount.  Subject to the terms of this Section 3.6, and provided that Tenant has completed an initial public offering (“IPO”). Tenant may reduce the Letter of Credit Amount so that the reduced Letter of Credit Amounts will be as follows: (a) One Million Five Hundred Thousand Dollars ($1,500,000.00) effective as of the first business day occurring after such IPO, unless clause (b) or (c) below applies; (b) One Million Dollars ($1,000,000.00) effective as of the third (3rd) anniversary of the Commencement Date, unless clause (c)(ii) below applies; and (c) Five Hundred Thousand Dollars ($500,000.00) effective as of the earlier of (i) the fourth (4th) anniversary of the Commencement Date, or (ii) the first business day occurring after Tenant provides Landlord with reasonable documentation that Tenant’s market capitalization has exceeded One Billion Dollars at the end of each of eight (8) consecutive calendar quarters occurring since such IPO. Notwithstanding any contrary provision hereof, if a monetary Default exceeding $10,000.00 or a material non-monetary Default occurs. Tenant shall have no further right to reduce the Letter of Credit Amount. Any reduction in the Letter of Credit Amount shall the accomplished by

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Tenant’s delivery to Landlord of a substitute letter of credit in the reduced amount or an amendment to the existing Letter of Credit reflecting the reduced amount.

4.                                      Extension Option.

4.1.                            Grant of Option; Conditions. Subject to the terms of this Section 4. Tenant shall have the right (the “First Extension Option”) to extend the Term for one (1) additional period of five (5) years commencing on the day following the Expiration Date and ending on the fifth (5th) anniversary of the Expiration Date (the “First Extension Term”). In addition, if Tenant exercises the First Extension Option and the Term is extended pursuant to such exercise, then, subject to the terms of this Section 4. Tenant shall have the right (the “Second Extension Option.” and together with the First Extension Option, each, an “Extension Option”) to extend the term of this Lease for an additional period of five (5) years commencing on the date immediately following the last day of the First Extension Term and ending on the 5th anniversary of the last day of the First Extension Term (the “Second Extension Term”, and together with the First Extension Term, each an “Extension Term”). Tenant my exercise an Extension Option only if:

(A)                               Tenant delivers written notice to Landlord (the “Extension Notice”) (i) electing to exercise the Extension Option and (ii) stating Tenant’s estimate of the Prevailing Market (defined in Section 4.5 below) rate for the Extension Term not less than 12 and not more than 15 full calendar months before the expiration of the previous term;

(B)                               no Default exists when Tenant delivers the Extension Notice;

(C)                               not more than 35,475 rentable square feet of the Premises is sublet (other than pursuant to a Permitted Transfer) when Tenant delivers the Extension Notice;

(D)                               this Lease has not been assigned (other than pursuant to a Permitted Transfer) before Tenant delivers the Extension Notice; and

(E)                                in the case of the Second Extension Option. Tenant has exercised the First Extension Option and the term of this Lease has been extended pursuant to such exercise.

4.2.                            Terms Applicable to Extension Term.

A.                                     During the Extension Term, (a) the Base Rent rate per rentable square foot shall be equal to the Prevailing Market rate per rentable square foot; (b) Base Rent shall increase, it at all, in accordance with the increases assumed in the determination of Prevailing Market rate; and (c) Base Rent shall be payable in monthly installments in accordance with the terms and conditions of this Lease.

B.                                    During the Extension Term Tenant shall pay Tenant’s Share of Expenses and Taxes for the Premises in accordance with this Lease.

4.3.                            Procedure for Determining Prevailing Market.

A.                                    Initial Procedure. Within 30 days after receiving the Extension Notice, Landlord shall give Tenant either (i) written notice (“Landlord’s Binding Notice”) accepting Tenant’s estimate of the Prevailing Market rate for the Extension Term stared in the Extension Notice, or (ii) written notice (“Landlord’s Rejection Notice”) rejecting such estimate and stating Landlord’s estimate of the Prevailing Market rate for the Extension Term. If Landlord gives Tenant a Landlord’s Rejection Notice, Tenant, within 15 days thereafter, shall give Landlord either (i) written notice (“Tenant’s Binding Notice”) accepting Landlord’s estimate of the Prevailing Market rate for the Extension Term stated in such Landlord’s Rejection Notice, or (ii) written notice (“Tenant’s Rejection Notice”) rejecting such estimate. If Tenant gives Landlord a Tenant’s Rejection Notice, Landlord and Tenant shall work together in good faith to agree in writing upon the Prevailing Market rate for the Extension Term. If, within 30 days after delivery of a Tenant’s Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, the provisions of Section 4.3.B below shall apply.

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B.                                    Dispute Resolution Procedure.

1.                                      If, within 30 days after delivery of a Tenant’s Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, Landlord and Tenant, within five (5) days thereafter, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Extension Term (collectively, the “Estimates”). Within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Extension Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years experience within the previous 10 years as a real estate appraiser working in Redwood City, California, with working knowledge of current rental rates and leasing practices relating to buildings similar to the Building. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2.                                      If each party selects an appraiser in accordance with Section 4.3.B.1 above, the parties shall cause their respective appraisers to work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Extension Term. The Estimate, if any, so agreed upon by such appraisers shall be final and binding on both parties as the Prevailing Market rate for the Extension Term and may be entered in a court of competent jurisdiction. If the appraisers fail to reach such agreement within 20 days after their selection, then, within 10 days after the expiration of such 20-day period, the parties shall instruct the appraisers to select a third appraiser meeting the above criteria (and if the appraisers fail to agree upon such third appraiser within 10 days after being so instructed, either party may cause a court of competent jurisdiction to select such third appraiser). Promptly upon selection of such third appraiser, the parties shall instruct such appraiser (or, if only one of the parties has selected an appraiser within the 7-day period described above, then promptly after the expiration of such 7-day period the parties shall instruct such appraiser) to determine, as soon as practicable but in any case within 14 days after his selection, which of the two Estimates most closely reflects the Prevailing Market rate. Such determination by such appraiser (the “Final Appraiser”) shall be final and binding on both parties as the Prevailing Market rate for the Extension Term and may be entered in a court of competent jurisdiction. If the Final Appraiser believes that expert advice would materially assist him, be may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the Final Appraiser and of any experts retained by the Final Appraiser. Any fees of any other appraiser, counsel or expert engaged by Landlord or Tenant shall be borne by the party retaining such appraiser, counsel or expert.

C.                                    Adjustment. If the Prevailing Market rate has not been determined by the commencement date of the Extension Term. Tenant shall pay Base Rent for the Extension Term upon the terms and conditions in effect during the last month ending on or before the expiration date of this Lease until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Extension Term shall be retroactively adjusted. If such adjustment results in an under- or overpayment of Base Rent by Tenant. Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the next Base Rent due under this Lease.

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4.4.                            Extension Amendment. If Tenant is entitled to and properly exercises its Extension Option, and if the Prevailing Market rate for the Extension Term is determined in accordance with Section 4.3 above, Landlord, within a reasonable time thereafter, shall prepare and deliver to Tenant an amendment (the “Extension Amendment”) reflecting changes in the Base Rent, the Term, the expiration date of this Lease, and other appropriate terms, and Tenant shall execute and return the Extension Amendment to Landlord within 15 days after receiving it. Notwithstanding the foregoing, upon determination of the Prevailing Market rate for the Extension Term in accordance with Section 4.3 above, an otherwise valid exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.

4.5.                            Definition of Prevailing Market. For purposes of this Extension Option, “Prevailing Market” shall mean the arms-length, fair-market, annual rental rate per rentable square foot under extension and renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the Project. The determination of Prevailing Market shall take into account (i) any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes; (ii) any material differences in configuration or condition between the Premises and any comparison space, including any cost that would have to be incurred in order to make the configuration or condition of the comparison space similar to that of the Premises; and (iii) any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

5.                                      Monument Signage.

5.1.                            Tenant’s Right to Monument Signage. Subject to the terms of this Section 5, from and after the Commencement Date, Tenant shall have the exclusive right to have signage (“Tenant’s Monument Signage”) bearing Tenant’s Name (defined below) installed on the Building’s monument sign (the “Monument Sign”) As used herein, “Tenant Name” means, at any time, at Tenant’s discretion, (i) the name of Tenant set forth in the first paragraph of this Lease (“Tenant’s Existing Name”), or (ii) if Tenant’s name is not then Tenant’s Existing Name, then Tenant’s name, provided that such name is compatible with a first-class office building, as determined by Landlord in its reasonable discretion, and/or (iii) Tenant’s logo, provided that such logo is then being used by Tenant on a substantially nationwide basis and is compatible with a first-class office building, as determined by Landlord in its reasonable discretion.

5.2.                            Landlord’s Approval. Any proposed Tenant’s Monument Signage shall comply with all applicable Laws and shall be subject to Landlord’s prior written consent. Without limitation, Landlord may withhold consent to any Tenant’s Monument Signage that, in Landlord’s sole judgment, is not harmonious with the design standards of the Building and Monument Sign, and Landlord may require that Tenant’s Monument Signage be of the same size and style as the other signage on the Monument Sign. To obtain Landlord’s consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used in Tenant’s Monument Signage; and (if applicable and Landlord consents thereto) any arrangements for illumination.

5.3.                            Fabrication; Installation; Maintenance; Removal; Costs. Landlord shall (a) fabricate (substantially in accordance with Tenant’s design approved by Landlord), install and, at the expiration or earlier termination of Tenant’s rights under this Section 5, remove Tenant’s Monument Signage; and (b) maintain, repair, and (if applicable) illuminate the Monument Sign. Tenant shall reimburse Landlord, promptly upon demand, for (x) all costs incurred by Landlord in fabricating, installing or removing Tenant’s Monument Signage, and (y) Tenant’s pro rata share (as determined taking into account any other parties using the Monument Sign) of all costs incurred by Landlord in maintaining, repairing and (if applicable) illuminating the Monument Sign.

6.                                      Building Signage.

6.1.                            Tenant’s Right to Building Signage. Subject to the terms of this Section 6, from and after the Commencement Date, Tenant shall have the exclusive right to install, maintain, repair, replace and operate the Building Signage (defined below). As used herein, “Building

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Signage” means a sign that bears the Tenant Name and is located at the top of any one or more exterior sides of the Building selected by Tenant.

6.2.                            Landlord’s Approval. The size, color, materials and all other aspects of the Building Signage, including the manner in which it is attached to the Building and any provisions for illumination, shall be subject to Landlord’s approval, which may be withheld in Landlord’s reasonable discretion; provided, however, that Landlord’s approval as to aesthetic matters may be withheld in Landlord’s sole and absolute (but good faith) discretion.

6.3.                            General Provisions. Tenant, at its expense, shall design, fabricate, locate, install, maintain, repair, replace, operate and remove the Building Signage, in each case in a first class manner consistent with a first-class office building and in compliance with all applicable Laws. Without limiting the foregoing, Tenant shall not install or modify the Building Signage until after obtaining and providing copies to Landlord of all permits and approvals necessary therefor. Tenant shall be solely responsible, at its expense, for obtaining such permits and approvals; provided, however, that Landlord shall reasonably cooperate with Tenant, at no material cost or liability to Landlord, in executing permit applications and performing any other ministerial acts reasonably necessary to enable Tenant to obtain such permits and approvals. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of the Building Signage, Landlord has made no representation or warranty to Tenant that Tenant will be able to obtain such permits or approvals. Within 30 days after the expiration or earlier termination of this Lease, Tenant, at its expense, shall remove the Building Signage and restore all damage to the Building caused by its installation, operation or removal, Notwithstanding any contrary provision of this Lease. Tenant, not Landlord, shall, at its expense. (i) cause its property insurance policy to cover the Building Signage, and (ii) promptly repair the Building Signage if it is damaged by fire or any other casualty. Except as may be expressly provided in this Section 6, the installation, maintenance, repair, replacement, removal and any other work performed by Tenant affecting the Building Signage shall be governed by the provisions of Sections 7.2 and 7.3 of this Lease as if such work were an Alteration. If an emergency results from Tenant’s failure to maintain, repair, replace, operate or remove the Building Signage as required under this Section 6, then, without limiting Landlord’s remedies, Landlord, at its option, with notice to Tenant (by telephone, e-mail, fax or any other reasonable method, notwithstanding Section 25.1 of this Lease), may perform such maintenance, repair, replacement, operation or removal, in which event Tenant shall reimburse Landlord for the reasonable cost thereof upon Landlord’s demand. The costs of any utilities consumed in operation of the Building Signage shall be paid by Tenant upon Landlord’s demand in accordance with Section 3 of this Lease.

7.                                      Right of First offer.

7.1.                            Grant of Option; Conditions.

A.                                    Subject to the terms of this Section 7, Tenant shall have a right of first offer (“Right of First Offer”) with respect to the following suite (and with respect to each portion of such suite) (such suit or portion thereof, a “Potential Offering Space”); the 35,405 rentable square feet known as Suite 200 on the 2nd floor of the Building shown on the demising plan attached to this Lease as Exhibit F-2. Tenant’s Right of First Offer shall be exercised as follows: At any time after Landlord has determined that a Potential Offering Space has become Available (defined below), but before leasing such Potential Offering Space a third party, Landlord, subject to the terms of this Section 7, shall provide Tenant with a written notice (for purposes of this Section 7, an “Advice”) advising Tenant of the material terms on which Landlord is prepared to lease such Potential Offering Space (sometimes referred to herein as an “Offering Space”) to Tenant, which terms shall be consistent with Section 7.2 below. For purposes hereof, a Potential Offering Space shall be deemed to become “Available” as follows: (i) if such Potential Offering Space is not leased to a third party as of the date of mutual execution and delivery of this Lease, such Potential Offering Space shall be deemed to become Available when Landlord has received from a prospective tenant a written proposal to lease such Potential Offering Space; (ii) if such Potential Offering Space is leased to a third party as of, or at any time after, the date of mutual execution and delivery of this Lease, such Potential Offering Space shall be deemed to become Available when Landlord has determined that such third-party tenant, and any occupant of such Potential Offering Space claiming under such third-party tenant, will not extend or renew the term of its lease, or enter into a new lease, for such Potential Offering Space; and (iii) if,

7

after such Potential Offering Space becomes Available, Landlord becomes entitled to lease such Potential Offering Space to a third party pursuant to Section 7.1.B or 7.1.C below but fails to do so within 180 days, then such Potential Offering Space shall be deemed to become Available again at the expiration of such 180-day period. If the term for the Offering Space, as set forth in the Advice, extends beyond the expiration date for the balance of the Premises, Landlord, at its option, may state in the Advice that if Tenant exercises its Right of First Offer based on the Advice, the term for the balance of the Premises shall be extended to be coterminous with the term for the Offering Space, as provided in Section 7.2.E below). Upon receiving an Advice, Tenant may lease the Offering Space, in its entirety only, under the terms set forth in the Advice, by delivering to Landlord a written notice of exercise satisfying any applicable requirements of Section 7.2.E below (for purposes of this Section 7, a “Notice of Exercise”) within 10 days after receiving the Advice.

B.                                If Tenant receives art Advice but does not deliver a Notice of Exercise within the period of time required under Section 7.1.A above. Landlord may lease the Offering Space to any party on any terms determined by Landlord in its sole and absolute discretion.

C.                                Notwithstanding any contrary provision hereof, (i) Landlord shall not be required to provide Tenant with an Advice if any of the following conditions exists when Landlord would otherwise deliver the Advice; and (ii) if Tenant receives an Advice from Landlord. Tenant shall not be entitled to lease the Offering Space based on such Advice if any of the following conditions exists:

(1)             a Default exists:

(2)             more then 35,475 rentable square feet of the Premises is sublet (other than pursuant to a Permitted Transfer);

(3)             this Lease has been assigned (other than pursuant to a Permitted Transfer): or

(4)             Tenant is not occupying the Premises.

If by operation of the preceding sentence, Landlord is not required to provide Tenant with an Advice, or Tenant, after receiving an Advice, is not entitled to lease the Offering Space based on such Advice, then Landlord may lease the Offering Space to any party on any terms determined by Landlord in its sole and absolute discretion.

7.2.                            Terms for Offering Space.

A.                                 The term for the Offering Space shall be such period as Landlord, in its sole and absolute discretion, may set forth in the Advice: provided, however, that such term shall be not less than coterminous with the term for the balance of the Premises and not more than 60 months. Except as provided in Section 7.2.E below, Section 4 above shall not apply to the Offering Space unless the term for the Offering Space is coterminous with the term for the balance of the Premises.

B.                                 The term for the Offering Space shall commence on the commencement date stated in the Advice and thereupon the Offering Space shall be considered a part of the Premises subject to the provisions of this Lease: provided, however, that the provisions of the Advice (including the provision of the Advice establishing the expiration date for the Offering Space) shall prevail to the extent they conflict with the provisions of this Lease.

C.                                 Tenant shall pay Monthly Rent for the Offering Space in accordance with the provisions of the Advice. The Advice shall reflect the Prevailing Market (defined in Section 7.4 below) rate for the Offering Space as determined in Landlord’s reasonable judgment and shall include a market tenant improvement allowance and market free rent, as reasonably determined by Landlord.

D.                                 Except as may be otherwise provided in the Advice, (i) the Offering Space (including improvements and personally, if any) shall be accepted by Tenant in

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its configuration and condition existing on the earlier of the date Tenant takes possession of the Offering Space or the commencement date for the Offering Space; and (ii) if Landlord is delayed in delivering possession of the Offering Space by any holdover or unlawful possession of the Offering Space by any party, Landlord shall use reasonable efforts to obtain possession of the Offering Space and any obligation of Landlord to tender possession of, permit entry to, or perform alterations to the Offering Space shall be deferred until after Landlord has obtained possession of the Offering Space.

E.                                 If the term for the Offering Space extends beyond the expiration date for the balance of the Premises, then (i) at Landlord’s option (which Landlord may exercise by so stating in the Advice), the term for the balance of the Premises shall be extended to be coterminous with the term for the Offering Space (the period of such extension shall be referred to hereinafter as the “Offering Extension Term”); and (ii) if Landlord exercises such option, then Tenant shall include in the Notice of Exercise a statement of Tenant’s estimate of the Prevailing Market (defined in Section 4.5 above) rate for the Offering Extension Term, and (b) the terms of such extension shall be governed by Sections 4.2, 4.3 and 4.5 above, as if the Offering Extension Term were an “Extension Term” within the meaning of Section 4.1 above; provided, however, that as applied to such extension, (1) all references in such Sections to the “Extension Term” shall be deemed to refer to the Offering Extension Term; (2) all references in such Sections to the “Extension Notice” shall be deemed to refer to the Notice of Exercise; and (3) all references in such Sections to the “Extension Option” shall be deemed to refer to the Right of First Offer.

7.3.                            Ongoing Right.

A.                                    [Intentionally Omitted.]

B.                                If (i) Landlord lease a Potential Offering Space to a third party as permitted under Section 7.1 above and subsequently determines that such Potential Offering Space has again become Available, or (ii) a Potential Offering Space becomes Available again because Landlord fails to lease it to a third party within 180 days after becoming entitled to do so under Section 7.1.B or 7.1.C above, then, subject to Section 7.1.3.A above, the provisions of this Section 7 shall apply again to such Potential Offering Space.

7.4.                            Offering Amendment. If Tenant validly exercises its Right of First Offer, Landlord, within a reasonable period of time thereafter; shall prepare and deliver to Tenant an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, the rentable square footage of the Premises, Tenant’s Share, the term for the balance of the Premises (if applicable), and other appropriate terms in accordance with this Section 7. Tenant shall execute and return the Offering Amendment to Landlord within 15 days after receiving it, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

7.5.                            Definition of Prevailing Market. For purposes of this Section 7, “Prevailing Market” means the arms-length, fair-market, annual rental rate per rentable square foot, under renewal and expansion leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder, for space comparable to the Offering Space in the Building and office buildings comparable to the Building in the Project. The determination of Prevailing Market shall take into account (i) any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes; and (ii) any material differences in configuration or condition between the Offering Space and any comparison space, including any cost that would have to be incurred in order to make the configuration or condition of the comparison space similar to that of the Offering Space.

7.6.                            Subordination. If Landlord, as permitted under Section 7.1.B or 7.1.C above, leases any Potential Offering Space to a third party on terms including a right of first offer, right of first refusal, expansion option or other expansion right with respect to any other Potential Offering Space (and if, in the case of any such lease permitted under Section 7.1.B above,

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such expansion right was disclosed in the Advice received by Tenant), then Tenant’s Right of First Offer with respect to such other Potential Offering Space shall be subject and subordinate to such expansion right in favor of such third party.

8.                                      Rooftop Space.

8.1.                            Subject to the terms of this Section 8, during the Term Tenant may use the Roof Space (defined below) for the purpose of installing, operating, maintaining and removing a 36 inch Dish/Antenna or other communication device approved by the Landlord (the “Dish/Antenna”). As used herein, “Roof Space” means space on the roof of the Building, not exceeding 25 square feet in size, and otherwise reasonably designated by Landlord. Landlord may relocate the Roof Space from time to time as reasonably necessary during the Term.

8.2.                            Tenant’s design and installation of the Dish/Antenna shall be subject to Sections 7.2 and 7.3 of this Lease as if the Dish/Antenna were being installed in the Premises. Without limiting the foregoing, Landlord shall have the right to approve Tenant’s plans and specifications for the Dish/Antenna, the manner in which the Dish/Antenna is attached to the roof of the Building, and the manner in which any cables are run to and from the Dish/Antenna. Tenant shall be responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Dish/Antenna. The Dish/Antenna shall be tagged with weatherproof labels showing manufacturer, model, frequency range, and Tenant’s name. All cable connected to the Dish/Antenna (the “Dish/Antenna Cable”) shall be tagged in the telecom closet on each floor with a label showing Tenant’s name and phone number. Tenant shall notify Landlord upon completion of the installation of the Dish/Antenna. If Landlord determines that the Dish/Antenna equipment does not comply with the approved plans and specifications, that the installation was defective, or that the Building has been damaged during installation of the Dish/Antenna, Tenant shall cure such defective condition promptly upon Landlord’s request. If Tenant fails to promptly perform such cure, Landlord may do so, in which event Tenant shall pay Landlord, upon demand, the reasonable cost of such cure. If at any time Landlord, in its sole discretion, deems it necessary, Tenant, at its expense, shall provide and install appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Dish/Antenna (the “Aesthetic Screening”).

8.3.                            Tenant, after reasonable notice to Landlord, may access the roof of the Building and the Roof Space for the purpose of installing, maintaining, repairing and removing the Dish/Antenna. Dish/Antenna Cable, the appurtenances and the Aesthetic Screening, if any (collectively, the “Dish/Antenna Items”). Notwithstanding the foregoing, only authorized engineers, employees or properly authorized contractors of Tenant, FCC inspector, or persons under their direct supervision shall have access to the roof of the Building and the Roof Space. Tenant shall use diligent efforts to minimize the number of people having access to the roof of the Building and the Roof Space and the frequency of their visits.

8.4.                            Tenant shall ensure that the installation, maintenance, operation and removal of the Dish/Antenna Items does not damage, or unreasonably interfere with Landlord’s or any other licensee’s use of, the roof of the Building. Notwithstanding Sections 7 and 10.4 of this Lease, Tenant shall be responsible for any damage caused to the roof or any other part of the Building that may be caused by Tenant or any of its agents or representatives in exercising Tenant’s rights or performing Tenant’s obligations under this Section 8. For purposes of Sections 5, 7 and 10 of this Lease, the Roof Space shall be deemed part of the Premises.

8.5.                            Tenant shall install only equipment of types and frequencies that will not unreasonably interfere with Landlord. If Tenant’s equipment causes such interference, Tenant shall change the frequency on which it transmits and/or receives and take any other steps necessary to eliminate the interference. If, in Landlord’s reasonable judgment, such interference cannot be eliminated within a reasonable period of time, Tenant shall remove the Dish/Antenna from the Roof Space and remove such other Dish/Antenna Items as Landlord may request.

8.6.                            Tenant at its expense, shall install, operate and maintain the Dish/Antenna Items in a good and workmanlike manner, and in compliance with all Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements,

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now in effect or hereafter promulgated, of the Federal Government, including the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. No Landlord Party shall be responsible for any licensing, operation or maintenance of Tenant’s equipment. Tenant shall be responsible for performing any obligations under its FCC license. The Dish/Antenna shall be connected to Landlord’s power supply in strict compliance with all applicable Building, electrical, fire and safety codes. No Landlord Party shall be liable for any stoppage or shortage of electrical power furnished to the Dish\Antenna or the Roof Space because of (i) any act, omission or requirement of the public utility serving the Building, (ii) any act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or (iii) any other cause beyond Landlord’s reasonable control, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. No Landlord Party shall have any liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space.

8.7.                            The Dish/Antenna ltems shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease or Tenant’s right to possession hereunder. Tenant shall repair any damage caused by such removal, including by patching any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant shall maintain the Dish/Antenna Items in a safe and aesthetically satisfactory condition, as reasonably determined by Landlord, and in good operating condition. Tenant shall keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Tenant or Tenant’s agents, employees or contractors.

8.8.                            Before commencing any installation, operation, repair or removal of the Dish/Antenna Items, Tenant shall (a) obtain Landlord’s reasonable approval of the service provider retained to perform such work for Tenant, and (b) notify Landlord of such work and coordinate such work with Landlord in order to avoid impairing any warranties relating to the roof. For the performance of any such work affecting the roof, Tenant, upon Landlord’s request, shall, at Tenant’s expense, retain (or cause its contractor to retain) any contractor having a then existing warranty in effect relating to the roof. Except in an emergency, Landlord shall notify Tenant 30 days before commencing any roof repairs that could interrupt Tenant’s telecommunication service or otherwise adversely affect Tenant’s Dish/Antenna.

8.9.                            Tenant shall not allow any provider of telecommunication, video, data or related services the (“Communication Services”) claiming by, through or under Tenant to locate any equipment on the roof of Building or in the Roof Space for any purpose, nor may Tenant use the Roof Space and/or Dish/Antenna to provide Communication Services to an unaffiliated tenant, occupant or licensee of another building, or to facilitate the provision of Communication Services on behalf of another Communication Services provider to an unaffiliated tenant, occupant or licensee of the Building or any other building.

8.10.                     If a Default occurs as a result of any failure by Tenant to perform any obligation under this Section 8, Landlord, without limiting any other rights or remedies, may remove all or any of the Dish/Antenna Items and restore the affected portions of the Building and the Roof Space to the conditions existing before the Dish/Antenna Items were installed, in which event Tenant shall reimburse Landlord, upon demand, for all reasonable expenses of such removal and restoration.

8.11.                     Tenant’s rights under this Section 8 may not be transferred to any other party except in connection with a Transfer permitted under this Lease. If Landlord establishes a standard license agreement with respect to the use of roof space by tenants of the Building, Tenant, upon Landlord’s request, shall enter into such license agreement with Landlord provided that such license agreement does not materially reduce Tenant’s rights or increase Tenant’s obligations under this Section 8.

9.                                     Use of Building Areas for Lines and Supplemental HVAC. Subject to Sections 7.2, 7.3 and 23 of this Lease, Tenant may use (i) in common with other occupants of the Building, the Shared Cable Pathways (defined below) for the installation, maintenance, replacement, use and removal of Lines, and (ii) such shafts and other areas in the Building as Landlord shall reasonably

11

designate for the installation, maintenance, replacement, use and removal of duets, pipes and other components of any Units(defined in Section 25.5 of this Lease). As used herein, “Shared Cable Pathways” means such raceways and users located in the Common Areas of the Building as Landlord reasonably designates for the placement of Lines linking the Premises to any point of entry to the Building that is used, with Landlord’s prior consent, by the telecommunications provider retained by Tenant to provide telecommunications to the Premises.

10.                               Emergency Generator. During the Term, Tenant, at no additional charge payable to Landlord but otherwise at Tenant’s expense, and subject to the provisions of this Lease and such reasonable rules and procedures as may be imposed by Landlord, may use, in its current location(s), the entirety of the system containing the generator that serves the Building and is located outside the Building (collectively, the “Emergency Generator”). The Emergency Generator is accepted by Tenant in its condition and configuration existing on the date hereof. without any obligation of Landlord to perform or pay for any repairs or alterations to the Emergency Generator, and without any representation or warranty regarding the condition of the Emergency Generator or its suitability for Tenant’s business. Any utilities consumed in the operation of the Emergency Generator shall be provided and paid for by Tenant, it being acknowledged that, as of the date of this Lease, such utilities are not separately metered but are billed to the Building as part of the overall utility charges for the Building. The areas in which the Emergency Generator is located shall be used only for the operation and maintenance of the Emergency Generator and kept reasonably free of debris. The Emergency Generator shall remain Landlord’s property. Tenant shall ensure that its operation and maintenance of the Emergency Generator shall not damage the Premises, Building or Project and shall comply with all applicable Laws. To the maximum extent permitted by Law, Tenant’s use of the Emergency Generator shall be at Tenant’s sole risk. Tenant shall use and maintain the Emergency Generator in such a manner as to avoid any unreasonable interference with any other tenants of the project or Landlord or any occupants of adjacent property. Any alterations to the Emergency Generator or the areas in which the Emergency Generator is located shall be governed by Sections 7.2 and 7.3 of this Lease. Without limiting its obligations under Section 7.1 of this Lease, Tenant shall maintain in good condition and repair any cage or similar enclosure surrounding the Emergency Generator. The Emergency Generator shall be tested only at such times as Landlord shall reasonably approve, and all electricity generated by the Generator may be consumed only by Tenant in the Premises. Tenant shall have no right to assign its interest under this Section 10, or otherwise permit any other party to use the Emergency Generator, except in connection with a Transfer permitted under Section 14 of this Lease.

11.                               California Civil Code Section 1938. Pursuant to California Civil Code § 1938. Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

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EXHIBIT F-1

PACIFIC SHORES CENTER — BUILDING NUMBER 3

FORM OF LETTER OF CREDIT

[Name of Financial Institution]

Irrevocable Standby
Letter of Credit
No:
Issuance Date:
Expiration Date:
Applicant:

Beneficiary

[Insert Name of Landlord]
[Insert Building management office address].

Ladies/Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit in your favor for the account of the above referenced Applicant in the amount of                         U.S. Dollars ($                         ) available for payment at sight by your draft drawn on us when accompanied by the following documents.

1.                                      An original copy of this Irrevocable Standby Letter of Credit.

2.                                      Beneficiary’s dated statement purportedly signed by an authorized signatory or agent reading: “This draw in the amount of                        U.S. Dollars ($                        ) under your Irrevocable Standby Letter of Credit No                        represents funds due and owing to us pursuant to the terms of that certain lease by and between                         , as landlord. and                        , as tenant, and/or any amendment to the lease or any other agreement between such parties related to the lease.”

It is a condition of this Irrevocable Standby Letter of Credit that it will be considered automatically renewed for a one year period upon the expiration date set forth above and upon each anniversary of such date, unless at least 60 days prior to such expiration date or applicable anniversary thereof, we notify you in writing, by certified mail return receipt requested or by recognized overnight courier service, that we elect not to so renew this Irrevocable Standby Letter of Credit. A copy of any such notice shall also be sent, in the same manner, to Equity Office, 2 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, Attention: Treasury Department. In addition to the foregoing, we understand and agree that you shall be entitled to draw upon this Irrevocable Standby Letter of Credit in accordance with 1 and 2 above in the event that we elect not to renew this Irrevocable Standby Letter of Credit and, in addition, you provide us with a dated statement purportedly signed by an authorized signatory or agent of Beneficiary stating that the Applicant has failed to provide you with an acceptable substitute irrevocable standby letter of credit in accordance with the terms of the above referenced lease. We further acknowledge and agree that: (a) upon receipt of the documentation required herein, we will honor your draws against this Irrevocable Standby Letter of Credit without inquiry into the accuracy of Beneficiary’s signed statement and regardless of whether Applicant disputes the content of such statement; (b) this Irrevocable Standby Letter of Credit shall permit partial draws and, in the event you elect to draw upon less than the full stated amount hereof, the stated amount of this Irrevocable Standby Letter of Credit shall be automatically reduced by the amount of such partial draw; and (c) you shall be entitled to transfer your interest in this Irrevocable Standby Letter of Credit from time to time and more than one time without our approval and without charge. In the event of a transfer, we reserve the right to require reasonable evidence of such transfer as a condition to any draw hereunder.

This Irrevocable Standby Letter of Credit is subject to the International Standby Practices (ISP98) ICC Publication No.590.

1

We hereby engage with you to honor drafts and documents drawn under and in compliance with the terms of this Irrevocable Standby Letter of Credit.

All communications to us with respect to this Irrevocable Standby Letter of Credit must be addressed to our office located at                                          to the attention of

Very truly yours,

[name]

[title]

2

EXHIBIT F-2

PACIFIC SHORES CENTER — BUILDING NUMBER 3

POTENTIAL OFFERING SPACE

[FLOOR PLAN]

1

EXHIBIT G

PACIFIC SHORES CENTER — BUILDING NUMBER 3

NOTICE TO TENANTS AND TRANSFEREES OF

CURRENT OR FUTURE USES OF ADJACENT PORT PROPERTY

Notice is hereby given to all lessees, tenants and transferees of land or interests in land located within the project commonly referred to as the “Pacific Shores Center” of the presence or potential future presence of Port (defined below) related industrial activities on the Port Parcel (defined below). All recipients of this notice should be aware of the following facts:

1. The parcel of Port property adjacent to Pacific Shores Center to the northwest (as more particularly shown on the Exhibit G-1 attached hereto, the “Port Parcel”) is now or may be developed for port related maritime and industrial uses similar to those occupying other properties along the west side of Seaport Boulevard and to the west of Pacific Shores Center.

2. Such Port related maritime and industrial activities are those which are permitted by the general industrial zoning of the City of Redwood City and may include heavy industrial land uses, including uses which involve the receipt, transport, storage or management of hazardous wastes, aggregates, cement, gravel and similar materials, including the outdoor storage and handling of such materials.

3. Pacific Shores Center Limited Partnership, on behalf of itself, its successors and assigns, has recognized, accepted and approved such uses of the Port Parcel subject to the utilization of Best Available Management Practices (defined on Exhibit G-2 hereof) in the development and use of the Port Parcel, Capitalized terms used but not defined in Exhibit G-2 hereof shall have meaning(s) given to such term(s) in that certain Agreement of Covenants Running With The Land dated March 27, 1988, between the City of Redwood City, a municipal corporation, acting by and through its Board of Port Commissioners (“Port”) and Pacific Shores Center Limited Partnership, a Delaware limited partnership, recorded March 27, 1998 as Instrument No. 98-042844 in the Official Records of San Mateo County.

4. Despite the use of Best Available Management Practices on the Port Parcel by the Port and its lessees and licensees and despite Pacific Shores Center Limited Partnership’s efforts (and the efforts of its successors and assigns) to ensure compatibility between such uses and those in Pacific Shores Center, it is possible that such uses will cause emissions into the air of dust or other particulate matter, or noise or odorous substances which may be offensive to or be perceived as a nuisance by occupants of Pacific Shores Center.

5. Pursuant to covenants made by Pacific Shores Center Limited Partnership on behalf of its successors and assigns, tenants and lessees, the tenants, lessees and transferees of Pacific Shores Center Limited Partnership have approved and accepted such neighboring uses subject to their utilization of Best Available Management Practices.

6. Any actions to enjoin the continuation of such uses or to recover any damages to persons or property related to their operations are subject to a requirement for prior notice found in recorded covenants by Pacific Shores Center Limited Partnership. The following language is excerpted from such covenants:

“In the event that either party hereto believes that the other has failed to perform any covenant made herein in favor of the other, at least ten (10) days prior to the commencement of any action to enforce the covenants hereunder or to recover damages for the breach thereof, that party who believes that a failure to perform has occurred (the ‘Complaining Party’) shall give written notice (the ‘Notice’) to the party alleged not to have performed the covenant (the ‘Non-Complaining Party’) of the specific nature of the alleged failure and of the intent of the Complaining Party to take action to remedy the breach by the Non-Complaining Party. In the event that the nature of the alleged failure to perform is such that the same cannot reasonably be cured within ten (10) days after receipt of the Notice (the ‘Notice Period’), the Non-Complaining Party shall not be deemed to be in violation of its covenants and no action shall be commenced by the Complaining Party if, within the Notice Period, the Non-Complaining Party commences such cure and thereafter diligently and continuously prosecutes the same to completion within a reasonable time, Provided, however, that the Complaining Party shall not be precluded from recovering any actual damages suffered by reason of the alleged failure to

1

perform prior to or after delivery of the Notice, whether or not such failure is thereafter cured”

2

EXHIBIT G-1

PACIFIC SHORES CENTER—BUILDING NUMBER 3

[MAP]

1

EXHIBIT G-2

PACIFIC SHORES CENTER — BUILDING NUMBER 3

“Best Available Management Practices” (“BAMP”) means the following:

1.                                      Compliance with all laws, rules and regulations, and operating permits, whether Federal, state or local, applicable to the uses of the Exchange Parcel and Industrial operations thereon, including without limitation all laws, rules and regulations and operating permits applicable to emissions into the air of gases, substances and particulate matter, the generation or release of odors or odorous substances into the air, and the generation of noise.

2.                                      Initiation and maintenance of reasonable precautions to minimize emission and transport of dust from the Exchange Parcel and the New Road Access onto the Project Site. As used herein the term “reasonable precautions” shall mean the use of materials, techniques and equipment reasonably available at the time of commencement of a use or operation and designed to minimize emission during predictably adverse climatic conditions common in the area (collectively, “initial measures”) plus the addition of one or more of the following additional measures if not already in use and if initial measures prove inadequate to achieve minimization of emission and transport of dust onto the Project Site:

(a)                                 Paving of surfaces used for active operations where the absence of such paving causes emission and transport of dust onto the Project Site;

(b)                                 Installation of wind fences to a height of not less than 20 feet with 50% porosity around areas of open storage and areas of active dust-generating uses causing emission and transport of dust onto the Project Site;

(c)                                  Use of storage silos, open-ended enclosures or water spray equipment for the outdoor storage and handling of materials, such as rock, concrete, soil, mineral substances, and similar materials, causing emission and transport of dust onto the Project Site;

(d)                                 Installation of enclosures or use of water or foam spray bars both above and below the belt surface of all conveyors used for loading and unloading materials, causing emission and transport of dust onto the Project Site; and

3.                                      Initiation of a reasonable, regularly scheduled sweeping program for the New Road Access to minimize accumulation of dust and dirt and/or installation of dust trops, wheel washes or other methods of minimizing the tracking of dust onto the Road Access Area and resulting emission and transport of dust onto the Project Site.

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EXHIBIT H

PACIFIC SHORES CENTER — BUILDING NUMBER 3

NOTICE TO PACIFIC SHORES TENANTS, LESSEES,

SUCCESSORS, ASSIGNS AND TRANSFEREES REGARDING

CURRENT OR FUTURE USES OF ADJACENT RMC LONESTAR AND PORT OF REDWOOD CITY PROPERTY

Notice is hereby given to all tenants, lessees, successors, assigns and transferees of land or interest in land located within the project commonly referred to as the “Pacific Shores Center” of the presence or potential future presence of maritime and industrial activities on RMC Lonestar and Port of Redwood City property west and adjacent to Pacific Shores Center (as more particularly shown on Exhibit G-1 hereto). Recipients of this notice should be aware of the following;

1.       The RMC Lonestar and Port of Redwood City properties are now devoted to, or will be developed for, maritime and industrial uses.

2.       These maritime and industrial uses are those which are permitted by the ‘‘Heavy Industry’’ General Plan designation and general industrial zoning of the City of Redwood City. These uses include, by way of example and not limitation, uses involving the receipt, transport, storage, handling, processing or management of aggregates, cement, concrete, asphalt, soil or other landscaping materials, recyclable metals and plastics, recyclable concrete and asphalt, chemicals, petroleum products, hazardous wastes, and similar materials, including indoor storage, mixing and handling of these materials.

3.       These uses may cause, on either a regular or intermittent basis, air emissions, including, without limitation, dust and other particulates, odors, vibrations, loud noises, and heavy truck, rail or marine vessel traffic. These uses may have visual, aesthetic or other aspects that may be offensive or perceived as a nuisance by occupants of Pacific Shores Center.

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EXHIBIT I

PACIFIC SHORES CENTER — BUILDING NUMBER 3

CERTAIN HVAC REPAIRS

See Attached

1

Legacy Mechanical & Energy Services, Inc.
111 Deerwood Road, Suite 220
San Ramon, CA 94583
California License # 808022
Phone: 925- 820- 6938
[LEGACY MECHANICAL &	Fax: 925- 820- 6258
ENERGY SERVICES, INC. LETTERHEAD]	Email: cquinn@legacymechanical.com

June 7, 2013

Mr. Mike Jackson
Chief Engineer
Equity Office Properties
1700 Seaport Suite 100
Redwood City, CA 94063

RE: 1900 Seaport- RWC - HVAC Operational Report (June 2013)

Legacy Mechanical & Energy Services performed an in depth operational inspection of the HVAC Primary Equipment located at 1900 Seaport Boulevard in Redwood City. This operational inspection was performed on June 5, 2013 per your request.

System Overview-

Four (4) Large Trune VAV AC units providing comfort cooling. Two (2) stairwell air conditioning units and One (1) elevator room air conditioning unit. There is one (1) Teledyne Laars boiler providing hot water to a closed loop for reheat coils. These buildings have DDC controls for the core HVAC equipment and the zone level air distribution. There are five (5) exhaust fans serving the building. There are seven (7) split systems that provide auxiliary cooling to server rooms located on floors 2 through 4. This equipment is approximately 11 years old (Vintage 2000/2001).

AC1- Trane Rooftop 105-tonVAV Unit

Checked operation and ran through cooling cycles and economizer cycles. Unit is in good condition.

•      Found one failed economizer actuator. Cost to replace actuator motor $1,480.00

AC2- Trane Rooftop 105-tonVAV Unit

Checked operation and ran through cooling cycles and economizer cycles. Unit is in good condition.

•      Found one failed 2B crank case heater. Cost to replace failed CCH is $300.00

AC3- Trane Rooftop 105-tonVAV Unit

Checked operation and ran through cooling cycles and economizer cycles. Unit is in good condition.

AC4- Trane Rooftop 105-tonVAV Unit

Checked operation and ran through cooling cycles and economizer cycles. Unit is in good condition.

•      Found one failed 1A crank case heater. Cost to replace failed CCH is $300.00

•      Remove & replace EF fan motor bearings, Cost to replace bearings $1,400.00

AC 5 & AC6- Both Units are in good operating condition

AC7- Elevator Equipment Room AC Unit-

•      Found one failed CFM & CF Blade, and a failed Compressor.

Cost to make these repairs is $4,400.00

EF1, EF2, EF3, EF4, EF5- All exhaust fans are in good operating condition.

Boiler - Teledyne Laars

•      This unit is fully operational & in good working condition.

Split System Server Room AC Units (7 total)

•      These units are fully operational and in good condition.

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Total cost for recommended necessary repairs $7,880.00

Overall this equipment is in good operating condition. This equipment is of high quality and with the proper level of preventive maintenance should remain in good working order for several years to come.

Thank you for allowing us the opportunity to submit this for your review.

Sincerely,

Chris Quinn

SF/Peninsula Regional Supervisor

Legacy Mechanical & Energy Services Inc.